UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
November 9, 2005
Source Energy Corporation
(Exact name of registrant as specified in its charter)

Utah	0-29129	87-0370820
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)
8644 154th Avenue NE
Redmond, WA 98052
(Address of principal executive offices)
(425) 497-9909
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets
PART I
PART II
PART III
Item 3.02 Unregistered Sale of Equity Securities
Item 4.01 Changes in Registrant’s Certifying Accountant
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws
Item 5.06 Change in Shell Company Status
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 3.2
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 16.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6
EXHIBIT 99.7
EXHIBIT 99.8
EXHIBIT 99.9
EXHIBIT 99.10
EXHIBIT 99.11
EXHIBIT 99.12
EXHIBIT 99.13
EXHIBIT 99.14
EXHIBIT 99.15
EXHIBIT 99.16
EXHIBIT 99.17
EXHIBIT 99.18
EXHIBIT 99.19
EXHIBIT 99.20
EXHIBIT 99.21
EXHIBIT 99.22
EXHIBIT 99.23
EXHIBIT 99.24
EXHIBIT 99.25
EXHIBIT 99.26

     As used in this Current Report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Innuity” refer to Source Energy Corporation, a Utah corporation doing business as Innuity, and its subsidiaries.
     This Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in Report, the words “anticipate,” “believe,” “estimate,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this Report. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this Report, including under the heading “Risk Factors” below and others detailed from time to time in our periodic reports filed with the SEC. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Item 2.01 Completion of Acquisition of Assets.
     On November 9, 2005, pursuant to an Agreement and Plan of Merger, dated as of October 21, 2005, by and among the Company, Vista Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Vista.com, Inc., a Washington corporation (“Vista.com”), Merger Sub was merged with and into Vista.com, with Vista.com surviving as a wholly-owned subsidiary of the Company. Pursuant to the terms of the merger agreement, we acquired all of the outstanding shares of Vista.com common stock in a stock-for-stock transaction whereby each outstanding share of Vista.com common stock was converted into the right to receive 1.0 shares of our common stock. We issued approximately 15,966,838 shares of our common stock in exchange for the outstanding shares of Vista.com common stock. Immediately following the effective time of the merger, there were 16,371,289 shares of our common stock outstanding.
     Because the shares issued to Vista.com’s shareholders in the merger transaction represent a controlling interest in our company, the transaction was accounted for as a reverse acquisition, and Vista.com is considered the acquirer for accounting purposes. All of the historical financial statements which are attached to this report through the date of the reverse acquisition are those of Vista.com.
     Pursuant to the merger agreement, the Company assumed each option, warrant and convertible promissory note exercisable for or convertible into shares of Vista.com common stock, and those securities are now exercisable for or convertible into an aggregate of 5,734,293 shares (excluding accrued interest on the convertible notes) of the Company’s common stock, with appropriate adjustments to reflect the merger. As a result of the merger, the former security holders of Vista.com, excluding Jenson Services, Inc., a consultant to the Company (“Jenson Services”), Burningham, Craig Carpenter (former president and director of the Company) and Leonard Burningham (legal counsel to the Company in connection with the transaction), who were issued an aggregate of 500,000 shares in connection with the merger, now own approximately 94.5% of the outstanding shares of common stock, and the shareholders of the Company immediately prior to the merger, including Jenson Services, Carpenter, and Burningham, now own approximately 5.5% of the Company’s outstanding shares of common stock.
     As a condition to, and immediately prior to, the merger, Jenson Services and Carpenter, executed and delivered an indemnification agreement, pursuant to which they agreed to indemnify the Company and Vista.com from and against any and all past liabilities of the Company existing prior to the closing of the merger; and in return Vista.com paid $150,000 to each of Jenson Services and Carpenter and issued 500,000 shares of its common stock, of which (a) 280,000 shares was issued to Jenson Services, (b) 150,000 shares was issued to Carpenter, and (c) 70,000 shares was issued to Burningham. All of these shares were exchanged for shares of our common stock in connection with the merger. A copy of the Indemnification Agreement is attached as Exhibit 99.18 and is incorporated herein by reference.

          In connection with the closing of the merger, the Company and Carpenter entered into a Lease Option Agreement, pursuant to which the Company has a one-year option to transfer and sell to Carpenter a certain oil and gas lease and related equipment and licenses in consideration of the full satisfaction of Carpenter’s $75,000 judgment currently outstanding against the Company. A copy of the Lease Option Agreement is attached as Exhibit 99.19 and is incorporated herein by reference.
          Immediately following the effective time of the merger, all of the Company’s directors prior to the completion of the merger resigned, and the Company’s board of directors was reconstituted to consist of the following six directors: John R. Wall, John R. Dennis, Marvin A. Mall, Harold H. Kawaguchi, Greg M. Stevenson, and Keith A. Cannon; all of whom were formerly directors of Vista.com. More complete biographical information concerning each of these directors is set forth below in the section entitled “Executive Officers and Directors” in this Report.
          Approximately but no earlier than 60 days after the filing date of this Report, the Company intends to register with the SEC on Form S-8 the shares of the Company’s common stock issuable upon exercise of the assumed options held by current employees and consultants of Vista.com. In accordance with the terms of a certain Registration Rights Agreement dated June 6, 2005, the obligations of which were assumed by the Company in connection with the merger, the Company also intends to register with the SEC on Form SB-2 certain of the shares of the Company’s issued and outstanding common stock issued to former shareholders of Vista.com, including Jenson Services, Carpenter and Burningham, and certain shares issuable upon exercise or conversion of warrants and convertible promissory notes.
          A copy of the press release regarding the completion of the merger is attached as Exhibit 99.1 and is incorporated herein by reference.
PART I
BUSINESS
          We offer integrated Internet technology solutions designed to help small businesses grow their revenues, reach and serve consumers, and run everyday operations. We integrate our core services and products on a proprietary Internet technology platform — a place where small businesses effectively reach and serve their consumers, efficiently conduct their operations and transactions, and seamlessly access vital information about their consumers, businesses, and partners.
          Our online business promotion and commerce applications are designed so that they can operate in combination with the existing applications and systems on the premises of a small business. Our integrated offerings enable our small business customers to grow and manage their businesses with advanced technologies and services that traditionally have been cost-effective only for larger enterprises.
     Market Overview
          According to government statistics, there are over 23 million small businesses in the U.S. that have fewer than 500 employees. Industry sources estimate that, in 2003, businesses with fewer than 100 employees spent an estimated $86 billion on information technology products and services. Based on our experience serving over 20,000 small businesses, we believe that small businesses generally are limited in their choice of highly functional and affordable technology solutions, in part because larger enterprise software vendors have not modified their enterprise-level solutions in an effort to penetrate the small business market. Traditional technology applications designed for small businesses have tended to be isolated solutions, which are difficult and expensive to integrate. Technology vendors have also often found it difficult to credibly and efficiently market and sell their applications to the fragmented small business sector.
          With the emergence of newer Internet technologies, there is an opportunity for vendors to offer Internet technology solutions that have more functionality than traditional low-end products, are easier to integrate with existing applications and systems, are easier to maintain and administer, and can be offered on an affordable monthly subscription basis. We believe that the rate of adoption of Internet technology solutions by small businesses will accelerate as vendors offer more secure and more functional Internet-based applications, small businesses increasingly recognize the increased traffic and sales that online promotion and commerce can stimulate, and consumers use the Internet more to search for and purchase products and services. Based on these trends, and our own technology platform and strategic relationships, we believe we are well-positioned to offer affordable, feature-rich, small-business-centric Internet technology solutions and related products to millions of small businesses through a credible partnership channel.
     Overview of Services and Products
          Through our Internet technology platform, we offer small businesses promotional applications and services, and commerce services and related products. Our promotional offerings include search engine optimization, pay-per-click campaign management, affiliate marketing management, paid-inclusion, search engine submission, permission email marketing, website analytics tools and management, domain name registration, business and e-commerce websites and custom design services. We offer these promotional applications and services on a stand-alone basis or as combined solutions. Our commerce services and products include payment processing services and point-of-sale (POS) hardware, software and related services. Our payment processing gateway offers our small business customers merchant accounts and processing services for credit cards, Automated Clearinghouse (ACH) transactions, and bill presentment and payment.
          Our offerings of promotional applications and services are predominantly sold on a monthly subscription basis, with custom design and consulting services available for a fee. We believe that our monthly subscription fees are a fraction of the cost that our customers would have to pay to purchase, integrate and manage equivalent business applications and services separately through traditional vendors. Our commerce services are sold on a subscription plus per-transaction fee basis. We also sell POS hardware and software products, and related software installation and integration services, primarily on a project basis, as well as annual and monthly POS service and maintenance agreements.
     Strategy Overview
          Our overall business objective is to be the leading provider of Internet technology solutions to small businesses, by offering them the technology and services they need to promote, sell, service and manage their products, customers, and businesses. Key elements of our strategy include:
•	expanding our sales, marketing and distribution efforts, both through customer-acquisition partners and on a direct basis;

•	focusing on key vertical markets, such as retail, restaurant and hospitality;

•	expanding and integrating our offerings in four categories (promotion, commerce, customer management and business intelligence);

•	integrating third-party onsite systems and applications with our Internet technology platform; and

•	increasing the number of applications and services used by our customers.

Overview of Customers, Marketing and Distribution
          Our customers are predominantly small businesses that sell products and services directly to consumers. Our target customers typically have fewer than 50 employees, and are concentrated in a few vertical markets that tend to have higher volumes of sale transactions, including the retail, restaurant and hospitality sectors. Most of the businesses in these vertical markets are sole proprietorships, small retail chain stores or locally-owned franchisees of larger consumer-oriented businesses. The technology needs of these businesses range from creating an online presence to managing different parts of their businesses, such as marketing and sales. In 2004, our 20,000-plus small business customers attracted over 130 million visitors to their websites and transacted approximately $1.9 billion of sales through our Internet technology platform.
          We market and sell our Internet technology solutions primarily through a variety of strategic partnering arrangements. We believe that the most effective way to acquire new customers in the fragmented small business sector is through industry partners that have established small business customer bases of their own, have well-established market positions as vendors to our target vertical markets, or represent a large number of company-owned or franchised small business locations. Such customer-acquisition partners may, for example, provide equipment, food, materials, merchant banking, benefits or advertising to large numbers of small business customers or locations. Our current customer-acquisition partners include Sam’s Club and The Toronto Star, among others. Some partners, such as Red Robin, Peet’s Coffee & Tea and Jamba Juice, represent large numbers of company-owned or franchised retail locations.
          We also engage in direct sales of particular services and products. We currently sell our POS products and related services directly, through regional sales and service teams, to businesses in the retail, restaurant and hospitality sectors. Our personnel also sell Internet marketing services directly to small businesses. We also employ telesales personnel who make outbound calls to targeted small businesses, and we recently began marketing and selling our Internet technology solutions under our own FreeStarter.com brand to small online retailers.
     Our History
          We were originally incorporated in 1981 under the name Exit, Inc., in accordance with the laws of the State of Utah. In 1984, we changed our name to Parker Energy Technology, Inc. Then in May 1997, we changed our name to Source Energy Corporation. From our inception, we have been engaged in the business of oil and gas exploration and production activities. On November 9, 2005, we acquired the business of Vista.com, which, following the acquisition, became our principal business. Pursuant to the terms of a lease option agreement entered into in connection with the merger, we intend to transfer and sell to Craig Carpenter, our former President and member of our Board of Directors, a certain oil and gas lease and related equipment and licenses in consideration of the full satisfaction of Mr. Carpenter’s $75,000 judgment outstanding against us.
          We focused our early development efforts on building our current Internet technology platform and some of our current Internet technology solutions, such as website creation and management, e-commerce, business email, inventory, and appointment scheduling. In 2004, we made the first of several strategic acquisitions to augment our business promotion and commerce services offerings. Our January 2004 acquisition of the credit card and ACH transaction processing business of Merchant Partners.com, LLC, and our June 2005 acquisition of Jadeon, Inc., a POS system installation and services company, gave us the capability of processing virtually any type of sales transaction, whether online or offline, for our small business customers. We also substantially increased our business promotion services offerings through our June 2005 acquisition of 10x Marketing, LLC, an Internet marketing firm with expertise in online marketing and search engine optimization and functionality. For a more complete description of these acquisitions, see the section entitled “Certain Relationships and Related Transactions” in this Report.

          Our principal executive offices are located at 8644 154th Avenue NE, Redmond, Washington 98052. Our telephone number is (425) 497-9909. For more information about our company, you should contact:
Source Energy Corporation DBA Innuity
Attn: Robert Bench, Chief Financial Officer
8644 154th Avenue, NE
Redmond, Washington 98052
Fax: (425) 497-0409
E-mail: bbench@innuity.com
Industry Background
     The U.S. small business sector is made up of millions of companies, whose aggregate spending on technology tools and promotional services exceeds $100 billion. The U.S. Census Bureau has estimated that in 2003 there were over 23 million small businesses in the U.S. (defined as firms with fewer than 500 employees). According to industry sources, in 2003, small businesses with fewer than 100 employees spent over $86 billion on computer information technology products and related services, and approximately $26 billion on advertising to promote their businesses. The vast majority of U.S. small businesses have fewer than 50 employees.
     Based on our own experience selling applications and services to over 20,000 small business customers, we believe that small business owners are generally cost conscious, seek a recognizable return on the investments they make in technologies, and expect high customer service levels and product quality. Unfortunately, many traditional feature-rich enterprise applications are complex, and therefore expensive to develop, purchase and maintain. While there are some low-cost alternatives for particular applications and services, these tend to have more limited functionality, are often based on older architectures, and are typically more expensive to integrate with other small business applications. Because of their comparatively high volumes of sales transactions, we believe that small businesses operating in the retail, restaurant and hospitality sectors are particularly in need of reliable and affordable feature-rich business promotion and commerce applications and services.
     Although small businesses have tremendous aggregate purchasing power, their decisions to purchase technology, including business promotion and commerce applications and services, are made on a highly individual basis and in comparatively small dollar amounts. As a result, we believe many of the larger technology and advertising vendors in the U.S. do not tailor their business promotion and commerce applications and services to this highly fragmented customer base, preferring instead to pursue the more attractive revenue and margin opportunities available in sales to larger business enterprises. We believe that, because of the large size of the small business market, continuing advancements in Internet technology solutions, and increasing online business activity, there is an opportunity to offer affordable, feature-rich, small-business-centric technology solutions to this sector.
     Our Internet technology solutions fall into two models: (1) Software-as-a-Service (“SaaS”, which is also referred to as “on-demand computing,” “utility computing” or “application service provider”); and (2) Web services. In the SaaS model, end users access software and services via the Internet or a network on a shared basis. As a Web service, our Internet technology solutions can be used as a means of interoperating between different software applications, running on a variety of platforms and/or frameworks, over the Internet. We believe that recent trends have led to increased adoption of the SaaS and Web services models, including: (1) newer technology advancements that have enabled technology providers to offer more affordable, functional, and integrated solutions than those that have been available to businesses in the past; (2) the success of large SaaS vendors, such as Salesforce.com, who offer Internet-based customer relationship management applications; (3) the focus that traditional software vendors are placing on developing their own Internet-based offerings of their existing applications; and (4) user confidence based on the maturity of applications and the stability of their vendors.
     Historically, businesses with less than $2 billion in annual sales have been slower to adopt Internet-based applications and services. Only about a third of these businesses are using Internet-based applications in their businesses. However, we believe that the rate of adoption of Internet technology solutions such as SaaS and Web services, particularly by small businesses, will gradually increase as small business specific Internet-based offerings become available and as online commerce and Internet usage continues to grow. Internet technology solutions offer small businesses many advantages over traditional software, such as: (1) lower upfront costs: (2) fewer internal information technology resources needed; (3) portability, as these applications may be accessed from most Internet-enabled computers; (4) ongoing relationships with vendors; and (5) the ability to easily upgrade applications. Across all businesses, industry analysts project an annual growth rate in the U.S. of 40% between 2004 and 2009 in the U.S. for the SaaS market. In addition, online sales and Internet usage are increasing. Analysts are projecting a 23% increase in spending on online advertising from 2004 to 2005, resulting in aggregate spending of $14.7 billion. According to the U.S. Department of Commerce, estimated retail e-commerce sales were $56 billion in 2003, compared with $44.3 billion in 2002, growing by 20% on a year-over-year basis from 2001 through 2003. Industry sources project that the number of people using the Internet in the U.S. will increase nearly 50% from 141.5 million in 2001 to 210.8 million by 2006. As the market for e-commerce and the number of people using the Internet continue to grow, we believe that small businesses will increasingly desire an online presence to complement and promote their physical store locations and enable use of the Internet to process their sale transactions.
     We believe that small businesses are gradually becoming more willing to allow Internet technology solution providers to share responsibility for managing their business technology applications, by leveraging the efficiencies of the Internet. This results from both the increased confidence generated by increasing adoption of Internet technology solutions by larger enterprises, as well as the creation and affordability of pre-packaged and integrated small-business-centric Internet technology solutions.
Our Solution
     We address many of the challenges encountered by small businesses and their technology vendors by providing Internet technology solutions through our technology platform, and by distributing these service offerings through our customer-acquisition partners. We believe that small business owners who use our feature-rich business applications and services can achieve greater returns on their technology expenditures while paying less than the typical cost of older versions of the same applications. We predominantly offer our Internet technology solutions on a “white label” basis, so that small businesses can rely on the brand and goodwill of leading vendors in making their technology purchasing decisions. We believe that small business owners often prefer to purchase technology products from trusted vendors who have large, established businesses and a track record of delivering value and reliability to their small business customers.
     Internet Technology Platform. Our Internet technology platform enables us to host, manage and integrate applications easily and cost effectively for small businesses. Our proprietary technology platform’s open architecture, internal integration, ease of use and scalability enable us to offer new Internet technology solutions to small business customers as their businesses evolve and their technology needs change. Small businesses can use our platform’s management console to choose the specific business applications and services they want to use, such as search engine marketing services, email marketing services, website analytics, inventory management, e-commerce and payment processing. Our Internet technology platform and solutions afford small business customers the ability to attract new consumers, sell them their goods and services, process their transactions, and measure and manage the results.
     Internet technology solutions. We are able to offer Internet technology solutions cost-effectively by replicating them for each of our small business customers, effectively spreading the high cost of developing, integrating and managing these applications across our broad customer base. Because we focus on providing fully-integrated or easily-integrated applications, many of our Internet technology solutions can be used together effectively across a number of vertical markets. Our eventual goal is to offer a suite of those critical business applications that we believe are most commonly needed by small businesses, including business promotion, commerce, customer management and business intelligence applications. We currently offer the following applications and services, which are concentrated in the promotion and commerce categories:
•	Promotion - Online marketing services and tools that help small businesses generate targeted Internet traffic (interested buyers) to their websites and increase the probability of converting these interested buyers into paying customers, thereby generating more revenues from the Internet. Our Internet technology solutions in this category include: search engine optimization, pay-per-click campaign management, affiliate marketing management, paid-inclusion, search engine submission, permission email marketing, website analytics tools and management, domain name registration, business and e-commerce websites and custom design services.

•	Commerce - Helping small businesses easily process credit card and electronic check payments (ACH payments) from their customers, as well as collect and manage sales data at the point-of-sale. We help small businesses: qualify for merchant accounts through our “independent sale organization” relationship with Chase Manhattan Bank; process credit cards and electronic check payments through our payment gateway; and use POS devices to transact sales at either small business locations or over the Internet. We have integrated our payment processing capabilities with many of the leading payment processing networks in the U.S., including First Data, Global, NOVA, Paymentech and Vital. In addition to our Internet-based commerce applications, we are also authorized to sell, install and support a variety of industry-recognized POS software and hardware products, including Aloha Hospitality POS software, InfoTouch retail POS software, and POS hardware manufactured by Radiant, Epson, IBM, Javelin, NCR and Posiflex.
Business Strategy
     Our overall business objective is to be the leading provider of affordable Internet technology solutions to the small business sector, offering the business promotion, commerce, customer management and business intelligence applications and services that are most critical to running a small business. We intend to achieve our objective through the following key strategies:
     Expand Our Sales, Marketing and Distribution Efforts, Both Through Customer-Acquisition Partners and on a Direct Basis. Currently, we generate a significant portion of our revenues through our direct sales force, primarily through the sale of POS hardware and software solutions to businesses at their physical locations in the retail, restaurant and hospitality sectors. We plan to increase the number of our sales personnel selling POS solutions, and to broaden their portfolios to include our Internet technology solutions. In addition to increasing our direct sales efforts, we plan to expand our “white label” customer-acquisition channel by developing more relationships with partners that have substantial customer bases in the small business sector or in our targeted vertical markets. We believe that, due to the fragmentation of the small business sector, leveraging these strategic relationships will be an effective and economical means to accelerate market penetration; that such partnerships can provide access to small businesses that are, on average, willing to spend more for Internet technology solutions; and that these partnerships can often allow us to leverage our partners’ marketing resources and established marketing programs. In April 2005, we began marketing and selling our Internet technology solutions under our own FreeStarter.com brand to small online retailers. Under this program, we offer prospective customers a free service, such as a basic website or domain name registration, if they will call our inbound call center to activate the free offer; at that point, our sales team has an opportunity to sell the prospective customer a package of additional business applications and services for a monthly subscription fee. We believe that we can effectively use free service offerings to sell additional paid applications and services both on a direct basis and through our customer-acquisition partners.
     Focus on Key Vertical Markets. We intend to continue devoting significant efforts and resources toward penetrating particular vertical markets in which many small businesses operate. These target markets include, among others, the retail, restaurant and hospitality sectors. Small businesses in these verticals primarily operate in local outlets or stores, small offices and home offices. We believe that businesses operating in each of these vertical markets have relatively homogeneous technology needs and, given the relatively high volumes of sales transactions they experience, have a greater need for effective technology solutions. There are certain applications in our Internet technology platform, such as payment processing and Internet-based e-mail, that require only slight customization to make them suitable for a particular vertical market, and therefore can be sold across multiple vertical markets; while others, such as the restaurant accounting application that we intend to add, are necessarily highly customized for, and may be sold only to, a single vertical market. For each targeted vertical market, we plan to offer a suite of complementary applications and services, packaged as an integrated solution. For example, in creating a customized suite of applications and services for the restaurant vertical, we could bundle our current POS offerings and payment processing services with future offerings of Internet marketing services, a loyalty and gift card program and a restaurant-specific accounting system. Such bundled applications would share data and functionality, and would give small restaurants the ability to grow and manage their businesses in a cost-effective manner.
     Expand and Integrate Internet Our Technology Solutions Offerings. We intend to expand our suite of Internet technology solutions to include those business promotion, commerce, customer management and business intelligence applications that are most critical to running a small business. As with our existing applications, our objective is to offer additional affordable and easy-to-use applications and services that are integrated into our Internet technology platform, as well as, to the extent practical, with the existing applications and systems on the premises of small business customers. We plan to expand our current business promotion offerings by adding services that will list small business customers in vertical-specific online directories in order to increase the number of targeted prospects visiting a customer’s website. Our efforts to expand our business commerce offerings will initially be focused on developing, licensing or acquiring additional applications that will enable small businesses to offer and process gift, loyalty and stored-value cards. We also plan to add new categories of customer management and business intelligence applications that will help businesses analyze the performance of and manage the operations of their businesses. In these categories, we plan to add vertical-specific accounting capabilities, customer relationship management solutions and job scheduling applications. We intend to develop, license or acquire these new applications based upon the availability and expertise of our own development team, and the availability of third-party applications that satisfy our specifications and can be cost-effectively licensed or acquired and integrated into our Internet technology platform.
     Integrate Third-Party Onsite Systems and Applications with Our Internet Technology Platform. We plan to continue to integrate our Internet technology platform with a variety of systems and applications that are commonly located on the premises of our small business customers, which will enable small businesses to easily choose from a variety of additional applications and services offered through our Internet technology platform and use them with their current systems and applications. For example, by fully integrating our Internet technology platform with restaurant POS hardware and software systems, our Internet-based applications would be able to retrieve pertinent data, such as sales transaction information, staff time and attendance records, tips owing to servers and changes in inventory. This data could then be passed through our Internet technology platform to the restaurant’s accounting system, to third-party payroll administrators, and to third-party food service companies for reordering, as well as being used to launch an e-mail marketing campaign through our technology platform. We believe that the successful integration of these onsite systems and applications with our own technology platform will allow us to offer a complete and highly valuable solution to small businesses.
     Increase the Number of Applications and Services Used by Our Customers. We plan to increase revenues from our existing customers by increasing the number of applications available to them, and persuading them to increase both the number of applications and services they use and the frequency with which they use them. We believe that, by persuading our customers to upgrade from a basic subscription service to a bundle of broader service offerings, we can develop stronger customer relationships and improve overall customer retention. We also believe that Internet-based, vertical-specific application suites not yet developed will play an important role in convincing customers in each vertical to purchase a broader set of Internet technology solutions from us, particularly if we can demonstrate the marketing or productivity improvements achieved by other similar businesses through the use of our applications and solutions. By selling a broader range of services to our customers, we believe we can achieve greater consistency and predictability in our revenues, and leverage our own cost structure over a greater revenue base to achieve margin improvements.
Services and Products
     Through our Internet technology platform, we offer small businesses promotional applications and services, and commerce services and related products. Our promotional offerings include search engine optimization, pay-per-click campaign management, affiliate marketing management, paid-inclusion, search engine submission, permission email marketing, website analytics tools and management, domain name registration, business and e-commerce websites and custom design services. We offer these promotional applications and services on a stand-alone basis or as combined solutions. Our commerce services and products include payment processing services and POS hardware, software and related services. Our payment processing gateway offers our small business customers merchant accounts and processing services for credit cards, ACH transactions, and bill presentment and payment. Our onsite solutions help small business customers process orders and payments, track inventory and schedule shifts.
     Business Promotion. We offer the following Internet marketing, domain name registration, e-commerce website creation and custom design services:
•	Search Engine Optimization – Our “Optify” technology enables us to identify and gather pertinent data from the Internet, for virtually any business or industry and in multiple languages, for thousands of keywords and keyword phrases that are commonly entered as search terms in search engines. The data gathered by our search engine optimization tools allows us to generate extensive market research data and business intelligence for our customers within a few days, a process that can often take weeks or months to accomplish by non-automated methods. Our tools manipulate this data to identify those keywords that are most likely to generate the highest return on investment from search engine marketing activities. This data allows us to modify or optimize our customers’ websites so that they will be better positioned to achieve natural rankings in the search results in all major search engines.

•	Pay-for-Performance Marketing – Our pay-for-performance marketing services include pay-per-click advertising, affiliate marketing and paid-inclusion services. With our pay-per-click advertising services, we assist small businesses in purchasing keywords and keyword phrases from search engines, based upon a pre-determined amount each customer is willing to spend to place targeted ads with a major search engine’s results page. Typically, our customers pay for the number of “click-throughs” they receive on their ads or sponsored link. Our affiliate marketing programs involve placing ads on related third-party (affiliate) websites that encourage potential customers to “click-through” to a customer’s website. If that potential customer clicks-through to the customer’s website and fulfills some action, such as making a purchase, downloading a demo or completing a form, then a fee is paid to the affiliate. Our paid-inclusion service enables small businesses to pay to have their Web pages searched, indexed, and then highlighted in search engine results pages. Currently, we use a third-party provider to manage this process for us. All of these services help our small business customers attract new visitors to their online storefronts in a cost-effective manner.

•	Search Engine Submission – We submit website addresses and business information on behalf of our customers to various search engine companies and director websites in order to make them aware of our small business customers, and with the goal of getting them displayed in search results when consumers are looking for products or services offered by the small business customers.

•	Permission Email Marketing – Our permission email marketing services help customers create and send frequent emails to their existing customers or partners. These email marketing campaigns may be used for a variety of purposes, including delivery of newsletters, coupons, in-store specials or referrals. We do not engage in spam or any other unethical or undesirable email marketing techniques. All of our email campaigns are professionally designed and include comprehensive reports regarding the success of each campaign.

•	Website Analytics Tools and Management – We provide two levels of website analytics reporting and management designed to help small businesses better understand and improve their online promotional efforts. The first level involves automated reports emailed directly to the customer on a regular basis (usually weekly), which generally include several key elements pertaining to a small business’s online success, such as number of unique visitors, which keywords are delivering the most traffic from search engines or the most frequently visited pages of their website. With the second level of service, customers are given full access to literally thousands of real-time website analytics reports via a username and password, which allows them to create customized reports and to view and analyze vast amounts of data regarding their online presence. We believe these services are invaluable when it comes to optimizing a website to improve customer acquisition.

•	Domain Name Registration – We are a registered ICANN domain name registrar and can directly register and manage Internet domain names for our small business customers.

•	Business Websites – We have developed over 100 template websites for small businesses that include such features as location maps, dynamic driving directions, reservations, business email and customer registration forms, which allow a customer to create a professional website in minutes. Our easy-to-use website editing tools enable our small business customers to customize their websites without any additional software or specialized computer skills.

•	E-Commerce Websites – We have developed an easy, secure and reliable way for small businesses to create and maintain compelling online storefronts that can help them attract new customers and grow their businesses. Our e-commerce websites offer a shopping cart engine that can be fully integrated with a small business customer’s merchant account, a taxes and shipping calculator, an inventory management system, integration with QuickBooks®, e-mail marketing tools that enable a small business to launch its own e-mail marketing campaigns, and a variety of business management reports. Our content management system makes it easy for small business customers to edit, update, and enhance their websites without having to hire a professional Web master to manage their website for them.

•	Custom Design Services – We offer design services for small businesses that desire customized websites; this enables them quickly to obtain affordable, professional looking websites that are customized for their specific business needs. Our team of designers also works with each small business customer to ensure that its online presence is a consistent extension of its physical store.
     Business Commerce Services. Our commerce services include installing and servicing POS hardware devices and related software, credit card processing, paperless check processing, a virtual terminal service, and fraud and risk management services. A description of these services follows:
•	Point-of-Sale – We are authorized to sell, install and support a variety of industry-recognized software and hardware products, such as Aloha hospitality POS software, InfoTouch retail POS software, and Radiant, Epson, IBM, Javelin, NCR and Posiflex hardware. We offer Aloha and InfoTouch software support and field service, and also perform in-house refurbishing and repair of Javelin POS terminals and repair of Radiant, Epson, IBM, NCR and Posiflex hardware products. During the year ended December 31, 2004 and the six months ended June 30, 2005, sales of Posiflex POS hardware products represented approximately 12.6% and 13.1%, respectively, of our revenues (on a pro forma basis combined with the recent Jadeon and 10x Marketing acquisitions). Although we do not currently have a supply agreement with Posiflex, and consequently our ability to purchase POS hardware products from Posiflex could be substantially reduced or completely severed, which could result in POS system implementation delays, loss of customers and a reduction in our revenues, we believe that we could readily source comparable POS hardware products from other POS vendors.

•	Credit Card Processing – Our credit card processing services enable our small business customers to accept all major credit cards, including Visa, MasterCard, American Express, Discover, Diner’s Club and JCB credit cards.

•	Automated Clearinghouse (ACH) or Electronic Check Transactions – Our ACH or electronic check clearing services enable our small business customers to accept and process payments made with paperless checks.

•	Virtual Terminal – We believe our virtual terminal service is one of the easiest ways for a small business to process transactions over the Internet. Our virtual terminal provides all the tools necessary to process a transaction in an easy-to-use console, and can be used in conjunction with our other applications and services. To process a transaction, a small business owner simply logs in, selects one of the virtual terminal menu options, enters the consumer’s account information and the transaction payment amount into an online form, and then submits the transaction.

•	Fraud and Risk Management – We provide a sophisticated fraud and risk management system that helps small businesses manage risks associated with credit card and electronic ACH payment transactions by detecting and preventing fraudulent activity while approving online purchases in real-time. Each transaction submitted can be filtered through a comprehensive series of fraud detection rules to determine potential risk. Our customers are able to set these filtering rules using the management console.
     Our offerings of promotional applications and services are predominantly sold on a monthly subscription basis, with custom design and consulting services available for a fee. We believe that our monthly subscription fees are a fraction of the cost that our customers would have to pay to purchase, integrate and manage equivalent business applications and services separately through traditional vendors. Our commerce services are sold on a subscription plus per-transaction fee basis. We sell POS hardware and software products, and related software installation and integration services, primarily on a project basis, as well as annual and monthly POS service and maintenance agreements.
Marketing and Distribution
     We offer our feature-rich small business applications and services primarily through our customer-acquisition partners, as partner-branded solutions. Our customer-acquisition partners typically offer one or more of our business applications and services to their own small business customers on a “white-label” basis, preferring to attach their own brands to our services offerings. From the small business customer’s perspective, it is buying quality Internet technology solutions from a trusted vendor with whom the customer already has an established business relationship. From the perspective of our customer-acquisition partner, it is able to offer new applications and services to its small business customers with little or no customization, and thereby improve customer retention.
     This distribution approach enables us to launch our applications into well-established, credible channels with direct access to thousands of small businesses, and to establish professional customer service relationships directly with each small business customer. In addition to the particular Innuity services being offered by the customer-acquisition partner to our small business customers, we also often have an opportunity to sell additional applications and services to those customers when they contact us to purchase or activate the service being offered. Our customer-acquisition partners also often provide us with marketing assistance for promotional activities in the partner’s channel.
     We generate a significant portion of our revenues through our direct sales efforts. We currently sell our POS products and related services directly, through regional sales and service teams, to businesses in the retail, restaurant and hospitality sectors. Our personnel also sell Internet marketing services directly to small businesses. We also employ telesales personnel who make outbound calls to targeted small businesses.
     We recently began marketing and selling our Internet technology solutions under our own FreeStarter.com brand to small online retailers. Under this program, we offer prospective customers a free service, such as a basic website, website analytics reports or domain name registration, if they will call our inbound call center to activate the free offer; at that point, our sales team has an opportunity to sell the prospective customer a package of additional business applications and services for a monthly subscription fee. We believe that we can effectively use free service offerings to sell additional paid applications and services both on a direct basis and through our customer-acquisition partners.
Competition
     We face competition in every aspect of our business, but there are few, if any, dominant market leaders offering an integrated suite of Internet-based and onsite applications and services to small business customers. Currently, we compete with both smaller, single-application vendors and larger, better known companies that have broader services offerings, but we consider our primary competitors of Internet technology solutions to be Interchange, Marchex and Website Pros. Our primary competitors that sell POS hardware and software products and related services are CBS Systems (a regional POS reseller) and Micros Systems (a software and hardware vendor). In addition, due to relatively low barriers to entry in our industry, we expect the intensity of competition to increase in the future from other established and emerging companies. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business. We also expect that competition will increase as a result of industry consolidations and formation of alliances among industry participants. Most of our existing competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, distribution and other resources than we do. Many of our competitors have more management and employees with more extensive experience, and a better ability to service customers in multiple locations.
     We face competition in our business promotion and business commerce services offerings from new market entrants with new technologies, as well as from established vendors looking to expand their services offerings, in the following categories:

•	Internet marketing - companies such as aQuantive, Enquiro, iProspect, Local Launch, Mannix Marketing, Marchex, SEOP and Website Pros;

•	Commerce - companies such as Authorize.net, Bank of America, Chase Manhattan Bank, eBay, FDMS, iPayment, Miva, Verisign, Wells Fargo and several hundred other registered “independent sales organizations” doing business with North American banks;

•	Domain name providers – companies such as Network Solutions, Register.com, Go Daddy and Enom; and

•	Websites - companies such as 1&1, A+ Hosting, Affinity, Interland, Verio NTT and Yahoo!
     We believe that our POS business is maturing, particularly in the hospitality sector, as evidenced by larger chains implementing their third and fourth generation of products. The lower end of the market remains highly fragmented, with a large number of commoditized software providers leveraging multiple hardware providers. We sell to the lower end of the market, particularly to locally-owned franchisees and small retail chain stores, and face competition from the following groups:
•	Integrated software and equipment vendors, such as Micros Systems, who are beginning to penetrate the small business market; and

•	Local and regional value-added resellers, such as CBS Systems and Appel, each of whom competes with us in the Southern California region.
     We believe that the primary competitive factors in our markets are as follows: the ability to integrate vertical-specific applications and services for targeted vertical markets; the ability to develop technology solutions that are designed specifically for the needs of small businesses; the ability to acquire customers efficiently, such as through strategic distribution partners; the ability to offer affordable, high quality solutions; and the ability to successfully sell multiple applications and services to the same small business customer. While we believe that we can compete effectively in most of these areas at the present time, the industry in which we operate is evolving rapidly and becoming increasingly competitive, and there is no assurance that we will be more successful than new entrants or larger competitors with greater resources.
Technology
     Our technology is based on scalable and secure hardware and network architecture, which has been developed in-house and utilizes commercial and open source software, database and development platforms. Our scalable Internet technology platform is designed to support millions of customers processing billions of dollars in transactions. Our platform and architecture provide management and administration efficiencies that enable us to maintain a high ratio of customers to information technology professionals, and thus to offer affordable Internet technology solutions. A brief description of the main components of our technology platform follows.
     Architecture. Our technology platform has been constructed so that it will be able to scale to serve millions of customers. Our platform consists of Intel-based commodity front-end servers utilizing industry standard software operating systems, languages and API’s (application program interfaces) including Linux, Apache, PHP, SOAP and XML. These servers run our proprietary software and are load-balanced with F5 Networks BigIP appliances. The front-end server pool is easily scalable by adding commodity servers as volume of traffic requires. The front-end servers connect to the back-end system through CISCO and Extreme Networks switches. Our back-end system consists of file and Oracle database servers. All of the back-end systems are built to scale by both upgrading the hardware as processor speeds and capacity continues to increase, and partitioning any single system into multiple servers.
     Security. Our security systems continuously monitor the Internet technology platform for possible vulnerabilities, as well as for possible intrusions, utilizing a combination of commercially available and open source software and services, as well as our own internally developed tools. We use industry standard protocols and systems for network security. Multiple layers of firewalls are designed to prevent unauthorized access externally, or improper access to confidential information internally. We use standard encryption and authentication technology, licensed from third parties, to provide secure transmission of confidential information, such as end-user credit card numbers. Our Web servers use application-level security, limiting what transactional information is available. Through our customers and service providers, we collect information from consumers, such as consumer names and email aliases, that enable us to personally identify consumers who visit the websites of our small business customers. In addition, consumers provide financial information, such as credit card numbers and bank account numbers, when purchasing products or services from our small business customers. We have security measures in place to protect the loss, misuse and alteration of the confidential information under our control. Only our authorized employees are permitted to have access to a consumer’s personal information and such access is limited based upon business need. We generally do not share financial information with outside parties, except to the extent necessary to provide consumers with the product or service they have purchased. We may also release specific personal information in order to comply with applicable laws and regulations and governmental proceedings, such as criminal investigations, search warrants, subpoenas or court orders. We take reasonable steps, including using industry standard encryption technology, in order to protect such personal information. However, no data transmitted over the Internet or over any wireless network can be guaranteed to be absolutely secure. As a result, while we strive to protect the personal and financial information of consumers we collect, we cannot guarantee the security of any such information.
     Customization and Integration. We have developed our business applications and services to require only slight, if any, customization in order to be useful to most types of small businesses in our target vertical markets. In the future, we will continue to pursue this minimal-customization objective, in order to benefit from cross-market efficiencies. In the event we acquire rather than develop future applications, we will look for similar efficiency opportunities. We also provide a developer API for our commerce applications and services so that small businesses and their vendors can integrate their custom applications with our payment gateway. Integration options include: SSL POST with name/value pairs and secure socket connection; and for Windows-based applications, a COM object is also available to simplify the integration. Sample scripts are available (e.g., Perl, C++, Visual Basic, ASP) to shorten the learning curve and speed development time.
     Data Center. Our technology infrastructure is located in a data center operated by a third party. Our information systems are backed up daily, and backups are taken off site monthly. The data center feeds are dual homed and BGP routed over two main backbone connections: an OC-48 (155Mb) to ATT US, which is on a SONET ring; and a 100Mb connection to BigPipe, terminating in Canada. The data center has split physical entry points for the feeds and can route traffic down either circuit in event a circuit fails. In the case of an electrical power failure, the data center has an uninterrupted power supply (UPS) that is dual sourced from public power and a local diesel generator. The generator starts automatically in the event of public power failure. The data center maintains an onsite fuel supply to power the generator during short-term disruptions and has entered into contracts for priority fuel deliveries in the event of a major long-term local disruption. All equipment for routing, switching and data cabinets is also powered from the UPS, allowing operation without interruption during a public power outage. We plan during 2006 to install our technology infrastructure in a second data center that will function as a globally load-balanced redundant (active/active) system.
Research and Development
     Our research and development efforts are focused on broadening our offerings of affordable applications and services to help small businesses reduce their information technology and business management costs and grow their businesses. We may develop these new applications and services internally, enter into arrangements with third-party providers of these products, or selectively license or acquire new applications. We believe that there are many firms offering quality Internet technology solutions that could more effectively penetrate the fragmented small business sector by leveraging our distribution channels and our Internet technology platform. Any future arrangements for the provision, licensing or acquisition of third-party applications or services will of necessity require our commitment of additional development resources, in order to integrate them with our existing offerings and maintain a consistent quality and feel for our small business customers.

     As of June 30, 2005, we had 13 full-time employees working on integration efforts and the development of new applications and services. We spent $734,373 and $626,928, respectively, on research and development activities in 2004 and 2003.
Customers
     We target consumer-oriented small businesses, such as small retail chain stores and locally-owned franchisees of larger consumer-oriented businesses, which typically have fewer than 50 employees. We intend to continue to focus our sales and marketing efforts on a few particular vertical markets in which many small businesses operate and the volume of sales transactions tends to be higher, such as the retail, restaurant and hospitality sectors. While we believe that any small business could benefit by using our applications and services, we believe those small businesses that have a need to integrate online functionalities with the applications and systems located on their physical premises will benefit the most from our services offerings. Our goal is to offer business applications and services to our customers at a fraction of the cost they would normally have to pay to purchase and integrate equivalent business applications and services separately through traditional vendors. During the year ended December 31, 2004 and the six months ended June 30, 2005, Jamba Juice represented approximately 13.2% and 12.2% of our revenues (on a pro forma basis combined with the recent Jadeon and 10x Marketing acquisitions).
     We offer a professional, quality-oriented customer service program to our customers. Our customer support team is on call to handle customer service inquiries and is supported by a dedicated team of developers and application specialists. For certain of our services and products, we offer personalized customer service assistance. For example, our customers who purchase POS systems or Internet advertising-related services (e.g., search engine optimization, pay-for-performance marketing, paid inclusion, search engine submission or custom design services) are assigned an experienced account manager, who acts as the primary customer contact person and is charged with completing projects and resolving issues as they arise. For these types of customized services, in addition to face-to-face meetings, e-mail and phone interactions, we provide regular status reports to our customers.
Intellectual Property
     We rely on a combination of trademark, copyright and trade secret laws in the U.S. and other jurisdictions to protect our proprietary technology and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants, and confidentiality agreements with other third parties, and rigorously controls access to our proprietary technology. We do not currently have any patents or pending patent applications.
     Vista.com and the “V” logo are registered trademarks in the U.S. We have filed a U.S. federal trademark application for Innuity. Our unregistered trademarks include FreeStarter.com, Jadeon, Merchant Partners, Optify and 10x Marketing.
     Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which a Internet technology solutions competitor might be located. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights may also be costly and time consuming. Any unauthorized use of our intellectual property could make it more expensive for us to do business.
     Companies in the Internet, technology and business application and service industries often own large numbers of patents, copyrights and trademarks, and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we grow and face increasing competition, the possibility of intellectual property claims against us will grow. Our technologies may not be able to withstand any third-party claims asserting rights to restrict their use.

Government Regulation
     We are subject to governmental regulation much like many other companies. There are still relatively few laws or regulations specifically addressed to the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our business in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating a variety of subject matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement. To resolve some of the current legal uncertainty, we expect new laws and regulations to be adopted that may be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general.
     Several new federal laws that could have an impact on our business have already been adopted. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or rights of others. The CAN-SPAM Act is intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via Internet. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children, and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online services providers to report evidence of violations of federal child pornography laws under certain circumstances. Such legislation may impose significant additional costs on our business or subject us to additional liabilities. As a company that provides services over the Internet, we may be subject to actions brought under any of these or future laws governing online services. Many of the services we offer via the Internet are automated and will allow our customers to transmit information over the Internet through their own websites. Because we develop and host many of these websites, we could be found liable for any improper information that our customers transmit.
     We have posted our privacy policy and practices concerning the use and disclosure of any consumer information collected on our website, www.innuity.com. Any failure by us to comply with posted privacy policies, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to online commerce. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business by causing a decrease in the use of our applications and services by our small business customers and thereby decreasing our revenues. Such decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before consumers can utilize our Internet technology solutions.
Employees
     As of June 30, 2005, we had 161 full-time employees, consisting of 13 in research and development, 31 in sales and marketing, 20 in general and administrative functions and 97 in service functions. From time to time, we utilize consultants or contractors for specific assignments. None of our employees are represented by a labor union and we have never experienced a work stoppage. We believe that our relationships with our employees are good.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA
     The following table sets forth selected historical financial data for Vista.com, Inc., the accounting aquirer in the merger with Source Energy Corporation. The following data at and for the years ended December 31, 2004 and 2003, have been derived from our audited financial statements. The following data at June 30, 2005 and for the six months ended June 30, 2005 and 2004 have been derived from our unaudited financial statements for the six-month periods. You should read the following information together with our financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Report.

	Year Ended December 31,		Six Months Ended June 30,
	2004	2003	2005	2004
Summary Operating Data:
Revenue	$4,143,588	$1,662,761	$3,083,304	$1,950,006
Cost of revenue	2,215,052	551,373	1,069,889	1,000,427
Gross profit	1,928,536	1,111,388	2,013,415	949,579
Operating Expenses:
General and administrative	1,473,659	758,458	3,792,807	421,767
Sales and marketing	1,077,947	550,259	1,282,245	292,146
Research and development	734,373	626,928	602,545	339,571
Amortization of intangibles	1,100,000	400,000	120,699	675,236
Royalty expense	—	—	831,497	—
Impairment of intangibles	757,278	—	—	—
Total operating expenses	5,143,257	2,335,645	6,629,793	1,728,720
Operating loss	(3,214,721)	(1,224,257)	(4,616,378)	(779,141)
Interest expense	146,288	230,918	99,506	132,658
Loss from continuing operations	(3,361,009)	(1,455,175)	(4,715,884)	(911,799)
Basic and diluted loss per common share	$(1.29)	$(1.03)	$(0.78)	$(0.37)
Weighted average number of common shares outstanding	2,597,753	1,418,392	6,076,288	2,468,168

	As of December 31,		As of June 30,
	2004	2003	2005
Summary Balance Sheet Data:
Cash and cash equivalents	$187,444	$61,666	$1,261,571
Total assets	$1,991,370	$2,088,139	$11,053,212
Total current liabilities	$3,408,990	$4,251,290	$7,417,916
Long term debt	—	642,912	2,996,854
Total stockholders’ equity (deficit)	$(1,417,620)	$(2,806,063)	$638,442

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following is a brief discussion and explanation of significant financial data, which is presented to help the reader understand the results of our financial performance for the years ended December 31, 2004 and 2003 and the six month periods ended June 30, 2005 and 2004, and our financial position at June 30, 2005. The information includes discussions of sales, expenses, capital resources and other significant financial items.
     This discussion should be read in conjunction with our financial Statements and Notes thereto included in this Report. The ensuing discussion and analysis contains both statements of historical fact and forward-looking statements. Forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, generally are identified by the words “expects,” “plans,” “intends,” “believes” and “anticipates” or words of similar import. Examples of forward-looking statements include: (a) projections regarding sales, revenue, liquidity, capital expenditures and other financial items; (b) statements of plans, beliefs, strategies and objectives of Innuity or our management; (c) statements of future economic performance; and (d) assumptions underlying statements regarding us or our business. Forward-looking statements are subject to factors and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, those factors and uncertainties described below under “Liquidity and Capital Resources” and “Factors Affecting Future Results,” and described elsewhere in this Report under “Risk Factors.”
Company Overview
     We offer integrated Internet technology solutions designed to help small businesses grow their revenues, reach and serve consumers, and run everyday operations. We integrate our core services and products on a proprietary Internet technology platform — a place where small businesses effectively reach and serve their consumers, efficiently conduct their operations and transactions, and seamlessly access vital information about their consumers, businesses, and partners.
     Our online business promotion and commerce applications are designed so that they can operate in combination with the existing applications and systems on the premises of a small business. Our integrated offerings enable our small business customers to grow and manage their businesses with advanced technologies and services that traditionally have been cost-effective only for larger enterprises.
     Through our Internet technology platform, we offer small businesses promotional applications and services, and commerce services and related products. Our promotional offerings include search engine optimization, pay-per-click campaign management, affiliate marketing management, paid-inclusion, search engine submission, permission email marketing, Web analytics tools and management, domain name registration, business and e-commerce websites and custom design services. We offer these promotional applications and services on a stand-alone basis or as combined solutions. Our commerce services and products include payment processing services and point-of-sale (POS) hardware, software and related services. Our payment processing gateway offers our small business customers merchant accounts and processing services for credit cards, ACH transactions, and bill presentment and payment.
     Our offerings of promotional applications and services are predominantly sold on a monthly subscription basis, with custom design and consulting services available for a fee. We believe that our monthly subscription fees are a fraction of the cost that our customers would have to pay to purchase, integrate and manage equivalent business applications and services separately through traditional vendors. Our commerce services are sold on a subscription plus per-transaction fee basis. We also sell POS hardware and software products, and related software installation and integration services, primarily on a project basis, as well as annual and monthly POS service and maintenance agreements.

          Our customers are predominantly small businesses that sell products and services directly to consumers. Our target customers typically have fewer than 50 employees, and are concentrated in a few vertical markets that tend to have higher volumes of sale transactions, including the retail, restaurant and hospitality sectors. Most of the businesses in these vertical markets are sole proprietorships, small retail chain stores or locally-owned franchisees of larger consumer-oriented businesses. The technology needs of these businesses range from creating an online presence to managing different parts of their businesses, such as marketing and sales. In 2004, our 20,000-plus small business customers attracted over 130 million visitors to their websites and transacted approximately $1.9 billion of sales through our Internet technology platform.
          We have made a number of strategic acquisitions that have played an important part in the growth of our business, including the merger with Source Energy Corporation and the acquisitions of the business of Merchant Partners.com, LLC, Jadeon, Inc., and 10x Marketing, LLC, described below.
Acquisitions
     Source Energy Corporation
          On October 21, 2005, Vista.com and Source Energy executed an Agreement and Plan of Merger, whereby Source Energy agreed to acquire 100% of the issued and outstanding shares of common stock of Vista.com in exchange for 15,966,838 shares of Source Energy’s common stock, or approximately 97.5% of our post-merger outstanding common stock. Because the shares issued to the former shareholders of Vista.com in the merger represent a controlling interest in our company, the transaction was accounted for as a reverse acquisition and Vista.com will be considered the acquirer for accounting purposes. All of the historical financial statements through the date of the reverse acquisition are those of Vista.com.
     Merchant Partners.com, LLC
          Effective as of January 1, 2004, we acquired all of the business assets of Merchant Partners.com, LLC (“Merchant Partners”), whose members included John Wall, our Chief Executive Officer and one of our directors, Marvin Mall, our Chief Operating Officer and one of our directors, Douglas Merryman, President of our Merchant Services Division, and Artesian Management, Inc. (“Artesian Management”), of which John Dennis, our President and a director and James Bland, President of our Merchant Applications Division, have an ownership interest of approximately 20% and 0.23%, respectively. Merchant Partners was engaged in the business of processing credit card transactions and ACH transactions for small business customers. The business assets we acquired from Merchant Partners had been previously acquired by Merchant Partners from Merchant Commerce, Inc. subject to a pre-existing security interest held by the holders of certain secured notes issued by Merchant Commerce and Innuity, Inc. (unrelated to the registrant). Merchant Partners paid aggregate consideration of $2.4 million; in the form of a note payable bearing interest at an annual rate of 4% in exchange for the assets purchased from Merchant Commerce. None of Messrs. Wall, Mall or Merryman had an interest in Merchant Commerce or Innuity, Inc. (unrelated to the registrant). However, Mr. Dennis was formerly the Chief Executive Officer of Merchant Commerce and prior to that, he was the Chief Executive Officer of Innuity, Inc. (unrelated to the registrant).
          As consideration for the acquisition, the stakeholders in Merchant Partners received 1,200,000 shares of Series A Preferred Stock of Vista.com and $95,000 in cash, and we assumed liabilities of $640,564, and entered into an agent agreement, pursuant to which Merchant Partners would receive commission payments equal to thirty percent of the first $7,400,000 in gross revenues, or $2,220,000 in the aggregate, received by us from the acquired business assets, plus ten percent of gross revenues received by us from the acquired assets to the extent that such gross revenues exceed $7,400,000, over a ten-year period of time. Merchant Partners and the four members of Merchant Partners listed above assigned a substantial portion of the acquisition consideration to Artesian Management, as agent for the former secured creditors of Merchant Commerce and Innuity, Inc. (unrelated to the registrant), pursuant to an assignment of rights agreement. In connection with this acquisition, we recorded current assets of $571,191; property and equipment of $268,177; and technology of $752,362. In 2004, we made commission payments totaling approximately $296,000 to Artesian Management, with no payments being made to Merchant Partners or its individual members.

          Effective as of January 1, 2005, the stakeholders of Merchant Partners amended the original agreements so as to terminate the agent agreement and substitute in its place: (i) an 8% promissory note for $1,824,471, payable by us; and (ii) issuance of 750,000 shares of common stock of Vista.com to Artesian Management and 250,000 shares of common stock of Vista.com to each of Messrs. Wall, Mall and Merryman at a purchase price per share of $0.10; and (iii) an agreement by us to pay up to $5,000 of legal expenses incurred in connection with the amendment of the assignment of rights. In connection with this amended agreement, we recorded a prepaid royalty of $1,710,240, a corresponding note payable of $1,824,471, and common stock of $1,350,000, of which $1,200,000 was also recorded as a prepaid royalty. The prepaid royalty, which totals $2,910,240, will be amortized over 21 months, which is based on the original expected royalty payment obligation term.
          On August 8, 2005, the parties further amended and restated the 8% promissory note so as to transfer $1,074,434 in principal to an 8% convertible note, with $280,806 in principal remaining on the amended and restated 8% promissory note, with a monthly payment obligation of $13,468.00.
     10x Marketing, LLC
          On June 6, 2005, we acquired all of the outstanding membership interests of 10x Marketing, LLC, which was engaged in the business of Internet marketing – specifically, bringing targeted Internet visitors to the business customer’s website to buy the products and services offered by the business customer. As consideration for the acquisition, the former members of 10x Marketing, LLC received 630,000 shares of common stock of Vista.com. In connection with this acquisition, we recorded current assets of $52,983; property and equipment of $21,559; and intangible assets including software valued at $188,538 and customer relationships valued at $437,826.
          The operations of 10x Marketing are included in our financial statements from the date of acquisition of June 6, 2005.
     Jadeon, Inc.
          On June 16, 2005, we acquired all of the outstanding equity securities of Jadeon, Inc., which was engaged in the business of selling POS systems and services. The acquisition of Jadeon provides us with POS software and hardware and related servicing capabilities that we can provide to our customers. As consideration for the acquisition, the former owner of Jadeon, Inc. received 2,134,340 shares of common stock of Vista.com, a promissory note for $800,378, and $68,513 in cash. In connection with this acquisition, we recorded current assets of $1,957,714; property and equipment, of $135,785; and other intangible assets of $3,504,393, including goodwill of $1,883,220 and other long-term assets of $4,950.
          The operations of Jadeon are included in our financial statements from the date of acquisition of June 16, 2005.
Critical Accounting Policies
          Management’s discussion and analysis of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The following accounting policies significantly affect the way the financial statements are prepared.
     Revenue Recognition
          Revenue is derived from six primary sources: 1) sales of POS systems; 2) fees for Internet marketing services; 3) credit card and ACH transaction processing; 4) monthly subscription and service fees that enable customers to have access to our Internet technology solutions; 5) maintenance and services related to the POS systems; and 6) custom design services. The following discussion explains our revenue recognition policy for each of these revenue sources.

     Systems Revenue
          Sales of point-of-sale systems. We sell the terminals used to swipe and process the debit/credit card in sales transactions. These units are commonly referred to as POS systems. Because the POS systems are sold independent of the processing and other services, revenue is recognized at the time the equipment has been installed and we have no further obligation.
     Services Revenue
          Monthly subscription and service fees. Our customers pay a monthly subscription fee in exchange for access to our Internet technology solutions. Specifically, the customer obtains access to Internet technology solutions such as an electronic shopping cart, a merchant account, a merchant gateway for credit card and check processing, permission email marketing, and e-commerce and business websites. These Internet technology solutions provide the small business customer with the necessary tools to promote their businesses and sell their products. Revenues for the monthly fees are recognized at the end of each month when evidence of an arrangement or agreement with the customer exists, the price for the service is fixed or determinable, and payment for the service is reasonably assured.
          Internet marketing services. We provide Internet-based promotional services and tools to our small business customers that help them generate targeted Internet traffic (interested buyers) to their websites and increase the possibility of converting these interested buyers into paying customers. These services and tools include: search engine optimization, in which we assist in the identification of targeted keywords and keyword phrases to help ensure that a small business website achieves prominent placement when such keywords or keyword phrases are used in natural search; pay-per-click advertising, which brings a small business advertisement into the first few search results generated from a search engine and places a targeted ad on the search results page; and search engine submission, in which we submit the Web address of a small business to various search engines so they will be aware of the online presence of the small business. We enter into agreements with our customers that provide for fees to be paid to us when an agreed upon number of website visits have occurred. Revenue from Internet marketing services is recognized when evidence of an arrangement or agreement with the customer exists, the agreed upon number of website visits has occurred, all of the required services have been provided, the price for the service is fixed or determinable, and payment for the service is reasonably assured.
          Credit card and ACH transaction processing. Revenue from credit card processing and ACH processing is based on a percentage of the transaction volume, commonly referred to as a discount fee on a credit card transaction or ACH transaction processed by us. In addition, there is a per transaction fee associated with each transaction, which is charged to the customer. We recognize processing and transaction revenue when evidence of an arrangement or agreement with the customer exists and the services have been performed.
          Maintenance and services related to point-of-sale systems. We provide services to customers that purchase POS systems. These services include maintenance of the POS system, technical implementation and process improvement, and 24-hour help desk support. The service contracts are billed over a period of time that is stated in the service contracts. The revenue is recognized ratably over the life of the contract.
          Custom design services. We design customized websites for our customers. Revenue from custom design services is recognized when evidence of an arrangement or agreement with the customer exists, the services have been provided in accordance with the agreement, the price of the service is fixed or determinable, and payment for the service is reasonably assured.
     Allowance for Doubtful Accounts
          We maintain a reserve for doubtful accounts, which is for estimated losses resulting from uncollectible accounts receivable. In addition, if the ability to collect becomes doubtful on any receivable, a reserve is set up for the entire amount of such receivable. Management estimates the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.

     Long-Lived Assets
          We review long-lived assets such as property, equipment, and definite-lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As required by Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the impairment or disposal of long-lived assets”, we use an estimate of the future undiscounted net cash flows of the related asset or group of assets over their remaining economic useful lives in measuring whether the assets are recoverable. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent of other groups of assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. In addition, depreciation of the asset ceases. During the year ended December 31, 2004, based on our impairment evaluation, we recorded an impairment of an intangible asset related to customer contracts acquired of $757,278.
     Goodwill
          Goodwill arises from business acquisitions and represents the value attributable to the unidentifiable intangible elements in our acquired businesses. Goodwill is initially recorded at fair value and is subsequently evaluated at least annually for impairment in accordance with SFAS No. 142, “Goodwill and other tangible assets”. We perform this annual test as of December 31st of each year. Evaluations are also performed on a more frequent basis if events or circumstances indicate that an impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an unanticipated change in the competitive environment, recurring losses incurred by the business unit, and a decision to change the operations or dispose of a reporting unit.
          The first step in this evaluation process is to determine if a potential impairment exists and, if required from the results of this first step, a second step measures the amount of any impairment loss. The computations required by the first and second steps require a number of estimates and assumptions. In completing the first step, we determine the fair value of the reporting unit that is being evaluated. In determining the fair value, we generally calculate value using the present value of management’s estimates of future cash flows or through the use of an independent valuation specialist.
          If the first step indicates a potential impairment of a reporting unit, the second step requires an estimation of the implied fair value of the reporting unit. This process estimates the fair value of the unit’s individual assets and liabilities in the same manner as if a purchase of the reporting unit were taking place. To do this, we determine the fair value of the assets, liabilities and identifiable intangible assets of the reporting unit based upon the best available information. If the value of goodwill calculated in the second step is less than the carrying amount of goodwill for the reporting unit, an impairment is indicated and the carrying value of goodwill is written down to the calculated value.
     Stock-Based Compensation
          We account for stock options granted to employees under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations”, and have adopted the disclosure-only provisions of Statement of SFAS No. 123, “Accounting for Stock-Based Compensation”. In December 2004, Financials Accounting Standard Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”. SFAS 123(R) revises SFAS Statement No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, and requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of such awards. SFAS 123(R) is effective as of the first reporting period beginning after December 15, 2005. We will adopt SFAS 123(R) in the first quarter of fiscal 2006. We expect the implementation of the provisions of this standard to have effects on our future financial statement presentation similar to those presented under Stock-Based Compensation. We calculate the fair value of options and warrants granted by using the Black-Scholes option pricing model.

Results of Operations
Six Months Ended June 30, 2005 Compared to the Six Months Ended June 30, 2004
Revenues
     Our revenue-generating abilities changed significantly upon the purchase of Jadeon and 10x Marketing in June 2005. Revenues from the businesses acquired from Jadeon and 10x Marketing are included in the consolidated operations only from their respective dates of acquisition through June 30, 2005. All of our revenues prior to the purchase of Jadeon were from services. We did not begin selling POS systems until we acquired Jadeon in June 2005. Revenues increased by approximately $1,133,000, or 58%, to $3,083,304, for the six months ended June 30, 2005, from $1,950,006 for the six months ended June 30, 2004. Of the $3,083,304 revenues for the six months ended June 30, 2005, $243,073 were related to systems and $2,840,231 were related to services. There were no systems revenues during the six months ended June 30, 2004. The increase in revenues was mainly due to the acquisitions of Jadeon and 10X Marketing. The acquisition of Jadeon added systems revenues of approximately $243,073, and services revenues of approximately $205,492, during the portion of the six-month period in which we owned this business. The acquisition of 10x Marketing added services revenues of approximately $51,828 during the portion of the six-month period in which we owned this business.
     We intend to grow our revenues through pursuit of the following key strategies: expanding our sales, marketing and distribution efforts, both through customer-acquisition partners and on a direct basis; focusing on key vertical markets, such as retail, restaurant and hospitality; expanding and integrating our offerings in four categories (promotion, commerce, customer management and business intelligence); integrating third-party onsite systems and applications with our Internet technology platform; and increasing the number of applications and services used by our customers.
     We market and sell our Internet technology solutions primarily through a variety of strategic partnering arrangements. We believe that the most effective way to acquire new customers in the fragmented small business sector is through industry partners that have established small business customer bases of their own, have well-established market positions as vendors to our target vertical markets, or represent a large number of company-owned or franchised small business locations. We also engage in direct sales of particular services and products. We currently sells our POS products and related services directly, through regional sales and service teams, to businesses in the retail, restaurant and hospitality sectors. Our personnel also sell Internet marketing services directly to small businesses. We also employ telesales personnel who make outbound calls to targeted small businesses, and recently began marketing and selling our Internet technology solutions under our own FreeStarter.com brand to small online retailers.
Cost of Revenue
     Our cost of revenue as a percentage of revenue for the six months ended June 30, 2005 and 2004 was approximately 35% and 50%, respectively. Cost of revenue increased approximately $69,000, or 7%, to $1,069,889 for the six months ended June 30, 2005 from $1,000,427 during the same period in 2004. The increase in cost of revenue was primarily due to the significant increase in revenues as discussed above. During the six months ending June 30, 2005 and 2004, the amount of non-cash compensation attributable to cost of revenues was $7,340 and $4,029, respectively. Cost of revenue as a percentage of revenues decreased mainly due to increased personnel costs and the acquisition of 10x Marketing and Jadeon. The systems and services revenues of Jadeon and the services revenues of 10x Marketing have a higher cost of revenue than our traditional services due to the costs associated with hardware systems and higher labor costs associated with the delivery of services for both Jadeon and 10x Marketing. We expect future cost of revenues as a percentage to be higher than historical percentages.
General and Administrative
     General and administrative expenses increased in total dollars from $421,767 in the six months ended June 30, 2004 to $3,792,807 in the comparable 2005 period. As a percentage of revenue, general and administrative expenses increased from 22% in the six months ended June 30, 2004 to 123% in the comparable 2005 period. General and administrative expenses increased mainly due to our ongoing efforts to implement our growth strategies, including our efforts to locate and acquire acquisition targets, our pursuit of licensing opportunities, completion of the reverse acquisition with Source Energy, integration of the Jadeon and 10x Marketing businesses into our operations, and efforts to raise capital. The significant components of general and administrative expenses are stock based compensation, labor costs, property costs, consulting and professional fees, and travel. The increase in general and administrative expense from the six months ended June 30, 2004 to the same period of 2005 was primarily due to increased stock based compensation which rose from $4,860 to $2,687,457 labor costs (including benefits), which rose from $166,036 to $451,304, and increased consulting and professional fees, which rose from $67,811 to $304,328.
Sales and Marketing
     Sales and marketing expenses increased from $292,146 in the six months ended June 30, 2004 to $1,282,245 in the comparable 2005 period. As a percentage of revenue, sales and marketing expenses increased from 15% in the six months ended June 30, 2004 to 42% in the comparable 2005 period, primarily as a result of increased marketing efforts by us and increased sales commissions. The significant components of sales and marketing expense are the direct payroll and related travel expenses of our sales, marketing and customer support staff, and development of product brochures and marketing materials. During the six months ending June 30, 2005 and 2004, the amount of non-cash compensation attributable to sales and marketing was $126,099 and $6,398, respectively.
Research and Development
     Research and development expenses increased by approximately $263,000, or 77%, to $602,245 for the six months ended June 30, 2005, from $339,571 for the comparable period in 2004. These increased costs were primarily a result of development of new product offerings, and integration of the products and systems from our acquisitions of Merchant Partners, Jadeon and 10x Marketing. Research and development expenses include only direct costs for wages, benefits, materials, and education of technical personnel. All indirect costs such as rents, utilities, depreciation and amortization are reflected in general and administrative expenses. We are committed to invest significant resources for the continuing development of the suite of applications and services provided to our customers. During the six months ending June 30, 2005 and 2004, the amount of non-cash compensation attributable to research and development was $7,340 and $10,250, respectively.
Amortization of Intangibles
     During 2003, we acquired customer contracts for certain end-user websites in exchange for a note payable of $2,257,276, net of a discount of $142,724. Amortization expense related to the customer contracts, based on the initial life of the agreement of two years, was $600,000 in the six months ended June 30, 2004. The remaining amount of $757,278 was impaired as of December 31, 2004, therefore no additional amortization expense related to this asset was recorded subsequent to December 31, 2004. Additionally, in connection with the Merchant Partners acquisition, we recorded intangible assets in the form of software of $752,362. Amortization of the software during the six months ended June 30, 2005 and 2004 was $75,236. During May of 2005, we recorded an intangible asset of $100,000 related to the acquisition of a domain name registrar, Aloha Webservices. These domain name registrar rights are being amortized over the useful life of the asset which is one year. As a result of the 10x Marketing acquisition, we recorded intangible assets of $626,364 including software of $188,538 and customer relationships of $437,826. These intangible assets are being amortized over their useful lives which is three years. As a result of the Jadeon acquisition, we recorded intangible assets $3,504,393 including $1,833,220 of goodwill, customer contracts and relationships of $1,639,173 and distribution rights of $32,000. These intangible assets are being amortized over their useful lives which is three years. The remaining amortization of intangibles for the six months ended June 30, 2005 of $41,153 relates to the amortization of intangible assets recorded in connection with the Jadeon and 10-x Marketing acquisitions. Because these acquisitions occurred in June 2005, the amortization expense was calculated based on the number of days from the date of acquisition through June 30, 2005. Annual amortization of these intangible assets is projected to be $803,060 per fiscal year, the amortization for the remainder of 2005 will be $401,530.

Interest Expense
     Interest expense decreased $33,152, or 53%, to $99,506, for the six months ended June 30, 2005, compared to $132,658 for the comparable period in 2004. This decrease was attributable to a reduction in the outstanding principal balance of outstanding notes payable. We made principal payments on notes payable of $201,000 during the six months ended June 30, 2005, compared to $754,294 for the comparable period in 2004.
Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003
Revenues
     All of our revenues for 2004 and 2003 were from services. We did not begin selling POS systems until we acquired Jadeon in June 2005. Revenues increased by approximately $2,481,000, or 149%, to $4,143,588, for the year ended December 31, 2004, from $1,662,761 for the year ended December 31, 2003. The increase in revenues was mainly due to the acquisition of the business of Merchant Partners on January 1, 2004, which provided us with Internet-based credit card and ACH transaction processing capabilities that accounted for approximately 45% of our total revenues in 2004.
Cost of Revenue
     Our cost of revenue as a percentage of revenue for the years ended December 31, 2004 and 2003 was approximately 53% and 33%, respectively. Cost of revenue increased approximately $1,700,000, or 401%, to $2,215,052 for the year ended December 31, 2004, from $551,373 during the same period in 2003, primarily due to the acquisition of the business of Merchant Partners on January 1, 2004. Cost of revenue as a percentage of revenues increased mainly due to the addition of $516,653 of commission payments owing pursuant to the agent agreement entered into with the Merchant Partners. During the years ended December 31, 2004 and 2003, the amount of non-cash compensation attributable to cost of sales was $7,966 and $44,289, respectively.
General and Administrative
     General and administrative expenses increased in total dollars from $758,458 in 2003 to $1,473,659 in 2004. However, as a percentage of revenues, general and administrative expenses decreased from 46% in 2003 to 36% in 2004. General and administrative expenses increased in total dollars mainly due to the acquisition of the business of Merchant Partners on January 1, 2004, and our ongoing efforts to implement our growth strategies. However, revenue growth resulting from the acquisition of Merchant Partners exceeded the increased general and administrative expenses related to the acquisition, thus reducing the amount of general and administrative expenses as a percentage of revenues. For example, the purchase of the Merchant Partners business did not result in significant increases in management costs, facilities costs, utilities, and certain other overhead expenses. The significant components of general and administrative expenses are stock-based compensation, labor costs, property costs, consulting and professional fees, and travel. The increase in general administrative expense from 2003 to 2004 was primarily due to increased labor costs, including benefits, which rose from $74,444 to $374,051, as well as increased consulting and professional fees and increased property costs. During the years ended December 31, 2004 and 2003, the amount of non-cash compensation attributable to general and administrative costs was $227,029 and $982, respectively.
Sales and Marketing
     Sales and marketing expenses increased from $550,259 in 2003 to $1,077,947 in 2004. As a percentage of revenues, sales and marketing expenses decreased from 33% in 2003 to 26% in 2004. As with general and administrative expenses, we were able to obtain certain efficiencies through our acquisition of Merchant Partners. As a result, the increase in revenues resulting from the purchase of the Merchant Partners business exceeded the related increase in sales and marketing expenses, thus reducing sales and marketing expenses as a percentage of revenues in 2004 compared to 2003. The total dollar increase from $550,259 in 2003 to $1,077,947 in 2004 is mainly the result of the acquisition of the assets of Merchant Partners. The significant components of sales and marketing expense are direct payroll and related travel expenses of our sales, marketing and customer support staff, and the development of product brochures and marketing materials. During the years ended December 31, 2004 and 2003, the amount of non-cash compensation attributable to sales and marketing costs was $107,748 and $30,012, respectively.

Research and Development
     Research and development expenses increased by approximately $107,000, or 17%, to $734,373 for the year ended December 31, 2004, from $626,928 for the comparable period in 2003. These increased costs were primarily a result of development of new product offerings, and integration of the products and systems from our acquisitions of Merchant Partners, Jadeon, and 10x Marketing. Research and development expenses include only direct costs for wages, benefits, materials, and education of technical personnel. All indirect costs such as rents, utilities, depreciation and amortization are reflected in general and administrative expenses. We are committed to invest significant resources for the continuing development of the suite of applications and services provided to our customers. During the years ended December 31, 2004 and 2003, the amount of non-cash compensation attributable to research and development was $19,595 and $54,565, respectively.
Amortization of Intangibles
     During 2003, we acquired customer contracts for certain end-user websites in exchange for a note payable of $2,257,276, net of a discount of $142,724. Amortization expense related to the customer contracts, based on the initial life of the agreement of two years, was $400,000 in 2003 and $1,100,000 in 2004. The remaining amount of $757,278 was impaired as of December 31, 2004, therefore no additional amortization expense related to this asset will be recorded in future periods.
Impairment of Intangibles
     As discussed above, in 2003, we acquired certain customer contracts that resulted in an intangible asset of $2,257,276 for which amortization was recorded in 2003 and 2004. At December 31, 2004, we assessed the carrying value of the asset and determined that, based on future estimated cash flows of the customer contracts, an impairment expense of $757,278 should be recorded. As a result of the acquisition of Merchant Partners, we recorded software of $752,362. During the year ended December 31, 2004, we recorded amortization related to that software of $150,472.
Interest Expense
     Interest expense decreased $84,630, or 37%, to $146,288, for the year ended December 31, 2004, compared to $230,918 for 2003. This decrease was attributable to a reduction in the outstanding principal balance of outstanding notes payable. we made principal payments on notes payable of $850,000 during 2004 and $550,000 during 2003.
Liquidity and Capital Resources
     Since inception, we have funded our operations primarily through borrowings and equity investments. In 2004, we received approximately $1.4 million from the sale of series a convertible preferred stock. During the six months ended June 30, 2005, we commenced the sale of 8% convertible notes. Through June 30, 2005, we had received approximately $1.0 million from the sale of convertible notes, and we subsequently received an additional $2.7 million.
     Our operating activities used cash of $966,146 during the six months ended June 30, 2005 compared to $412,933 of cash used during the comparable 2004 period. Cash consumed by operating activities in the six months ended June 30, 2005 consisted primarily of the net loss from operations of $4,715,884, adjusted for $2,828,236 of stock-based compensation, $206,132 of depreciation and amortization, $42,816 of accretion of discount on a note payable and $6,000 of bad debt expense. Investing activities supplied $698,202 in the six months ended June 30, 2005. Net cash consumed by operating activities in the six months ended June 30, 2004 consisted primarily of the net loss from operations of $911,799, adjusted for depreciation and amortization of $710,613, accretion of a discount on a note payable of $42,816 and $25,537 of stock based compensation.
     We had $45,182 of capital expenditures in the six months ended June 30, 2005, a decrease from $82,969 in the comparable period in 2004. In the near term future, we intend to upgrade our Oracle licenses and various servers in a plan to enhance our overall IT infrastructure. We expect these upgrades and enhancements will require expenditures of over $1.2 million during the next six to twelve months. We may also be required to lease additional data center space and duplicate our present servers in a separate facility. If this expansion is implemented, we expect these capital expenditures would require an additional $1 million. We recently obtained a $1 million equipment lease line of credit to facilitate these activities, but may be required to raise additional capital and/or obtain additional lines of credit if we initiate all of these expansion activities.
     Financing activities provided $1,342,071 and $781,206 of cash in the six months ended June 30, 2005 and 2004, respectively. During the six month period June 30, 2005, we received approximately $1.0 million of net proceeds from the issuance of 8% convertible notes payable. During the six months ended June 30, 2004, we received $1.3 million of net proceeds from the sale of series a convertible preferred stock. We also had payments of $201,000 and net receipts of $100,000 on related party notes payable during the six month periods ended June 30, 2005 and 2004, respectively. We also had payments of $654,294 on other notes payable during the six months ended June 30, 2004. We had proceeds from a line of credit of $489,515 and proceeds from the sale of common stock of $27,953 during the six months ended June 30, 2005.
     Due to our recurring losses, negative cash flows, working capital deficit, and accumulated deficit, the report of our independent registered public accounting firm dated March 28, 2005 expressed substantial doubt about our ability to continue as a going concern. As of June 30, 2005, we had current assets of $3,906,013 and current liabilities of $7,417,916, resulting in a working capital deficit of ($3,511,083). As noted above, our ability to continue as a going concern is dependent on our ability to obtain additional debt or equity financing. As of September 30, 2005, we had received $4.7 million from the issuance of 8% convertible notes. We believe that the proceeds from the sale of these convertible notes will provide sufficient funds to sustain operations through December 31, 2005. Unless we are able to significantly increase our revenues and cash flows from operating activities, we will be required to raise additional funds in order to continue operations during 2006. There can be no assurance that we will be able to increase revenue, that we will be able to generate positive cash flow, or that we will be able to raise additional funds for continuation of operations in 2006.
New Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS Statement No. 123 (revised 2004), “Shared-Based Payment.” SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, “Accounting for Stock Issued to Employees”, which was permitted under SFAS 123, as originally issued.
     The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for public companies that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (i.e., our fourth quarter 2005). All public companies must use either the modified prospective or the modified retrospective transition method. Early adoption of this Statement for interim or annual periods for which financial statements or interim reports have not been issued is encouraged. We have not yet evaluated the impact of adoption of this pronouncement which must be adopted in the first quarter of our fiscal year 2006.
     As part of its short-term international convergence project with the IASB, on December 16, 2004, the FASB issued Statement 153 to address the accounting for non-monetary exchanges of productive assets. SFAS 153 amends APB No. 29, “Accounting for Non-monetary Exchanges”, which established a narrow exception for non-monetary exchanges of similar productive assets from fair value measurement. This Statement eliminates that exception and replaces it with an exception for exchanges that do not have commercial substance. Under Statement 153, non-monetary exchanges are required to be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance.

     The Statement specifies that a non-monetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. An entity should apply the provisions of Statement 153 prospectively for non-monetary asset exchange transactions in fiscal periods beginning after June 15, 2005. We will adopt this Statement in fiscal 2005 and adoption is not expected to have a material impact on our financial position or results of operations.
Off-Balance Sheet Arrangements
     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
Contractual Obligations and Commitments
     At June 30, 2005, we were obligated under operating leases, for our Redmond, WA, Bellingham, WA, and Santa Monica, CA facilities. These leases expire in 2008, 2006 and 2008, respectively, and requires payments totaling $89,318, $202,078 and $195,806 for the last six months of 2005, all of 2006 and all of 2007, respectively. The lease for the facility located in Provo, UT and the facilities use by Jadeon are leased under month to month lease. On July 26, 2005, we signed a lease for our facility in Provo, UT. The terms of the lease are payments of $6,194 per month for the first year of the lease. Payments increase $0.50 per square foot on the anniversary date of the lease. The square footage lease is 5,506 square feet and the lease is for three years.
     During September 2003, we purchased customer contracts in the form of hosting websites from CitySearch. As consideration for the purchase of these customer contracts, we signed a note payable for $2.4 million to CitySearch. This note was to be paid in full by the end of August 2005. We have paid $1.2 million to CitySearch with the balance of $1.2 million accrued as a current note payable. However, we do not intend to pay the balance due to a dispute over fulfillment of CitySearch’s marketing obligations under the purchase agreement.
     At June 30, 2005, we owed monies to several parties under notes payable.
•	We owed a note in the principal amount of $200,000 to a single entity. This note is a demand note and bears interest at the rate of 8%, and has been outstanding since February 2002.

•	We owed a note in the principal amount of $100,000, which bears interest at the rate of 8%. This note was part of a convertible note offering that occurred in late 2000 and early 2001. On September 9, 2005 this note, and all accrued but unpaid interest, was converted into the new 8% convertible note that matures June 2007.

•	On June 28, 2005, we received $1,000,000 as a result of a new convertible note offering. These notes bear interest at the rate of 8% and mature in June 2007. These notes are convertible at the option of the holders into shares of our common stock, at the rate of one share for each $1.50 of outstanding debt. Under the notes’ automatic conversion provisions, the notes may instead convert into shares of our common stock at a per-share price equal to 85% of the average of the closing bid prices of the underlying publicly-traded securities over the 30-day period ending on the automatic conversion date. The automatic conversion date is the 90th consecutive trading day on which our common stock trades at a value of greater than $3.00 per share.

•	On March 15, 2006, we signed a note payable in the amount of $45,000 as payment for the ability to directly register domain names. Interest accrues on this note at the rate of 10% if we do not make the monthly payment amount of $5,000. The note matures in March 2006.

•	In conjunction with the purchase of Jadeon, we issued a note payable to the former owner of Jadeon in the principal amount of $572,384, net of discount of $26,994. This discount is being amortized over the life of the note. The note bears interest at the rate of 5%, and matures in March 2015. Payments on the note are to be made quarterly based on a formula of 6% of Jadeon’s gross revenue for the quarter, or 60% of Jadeon’s net income plus amortization for the quarter; however, the payment will not be less than $45,000 per quarter.

•	We also assumed a note payable in conjunction with the purchase of 10x Marketing. This note is payable to a third party and had a balance at June 30, 2005 of $21,046. The note bears interest at the rate of 7% and matures in February 2006. We are making monthly payments of $1,235 on this note. 10x Marketing also had a line of credit payable to a bank. The outstanding amount of the line of credit was $50,000 at June 30, 2005. This line of credit was paid in full during September 2005.

•	We also owed a line of credit to a bank in the amount of $489,515. This line of credit bears interest at a variable rate equal to the bank’s prime rate and matures in February 2006. This line of credit is personally guaranteed by John Wall, our Chief Executive Officer and a member of our Board of Directors.

•	In conjunction with the conversion and cancellation of the royalty payment obligations payable to Artesian Management, we owed a note payable at June 30, 2005 of $1,824,471. This note was amended and restated as of August 8, 2005 and we owed $280,806 at September 30, 2005. Interest accrues on the note at the rate of 8% and there is a monthly payment obligation of $13,468.
RISK FACTORS
     You should carefully consider, among other potential risks, the following risk factors as well as all other information set forth or referred to in this Report before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of the money you paid to purchase our common stock.
Risks Related to Our Business
Our limited operating history makes evaluation of our business difficult.
     We commenced conduct of our current business in August 1999. We increased our revenues largely through acquisitions of other operating companies, most notably Merchant Partners in January 2004, and Jadeon and 10x Marketing in June of 2005. None of Jadeon, 10x Marketing or Merchant Partners has an operating history longer than five years, and the respective businesses have been operated together for only a short period of time. As a result, there is limited historical financial data upon which to base planned operating expenses or to forecast accurately our future operating results. Our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history.
We have incurred losses since our inception, and we may not achieve or maintain profitability.
     We have not historically been profitable in any fiscal period since our inception, and may not be profitable in future periods. At June 30, 2005, we had an accumulated deficit of approximately $23.4 million. We expect that our expenses relating to sales and marketing, technology development, general and administrative functions, as well as operating and maintaining our technology infrastructure, will increase in the future. We will need to increase our revenues to be able to achieve and then maintain profitability in the future. We may not be able in a timely manner to reduce our expenses in response to any decrease or shortfall in our revenues, and our failure to do so would adversely affect our operating results and our efforts to achieve or maintain profitability. We cannot predict when, or if, we will become profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We have a significant working capital deficit and will need additional funding to support our operations and capital expenditures; sufficient funding may not be available to us, and the unavailability of funding could adversely affect our business.
     As of June 30, 2005, we had a working capital deficit of approximately $3.1 million. We had no committed sources of additional capital to finance the expansion of our business. Due to our recurring losses, negative cash flows, working capital deficit, and accumulated deficit, the report of our independent registered public accounting firm dated March 28, 2005 expressed substantial doubt about our ability to continue as a going concern. For capital expenditures, we will need additional funds to continue our operations, expand our staffing, develop new Internet technology solutions, pursue business opportunities (such as licensing or acquisition of complementary technologies or businesses), react to unforeseen difficulties, respond to competitive pressures, and pay off our outstanding convertible promissory notes, which come due in June 2007 if they do not convert into our stock before then. We cannot assure you that any additional financing will be available to us in the future, in amounts or on terms acceptable to us, or at all. Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to our existing shareholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate implementation of material parts of our business strategy, potentially including the development or acquisition of additional Internet technology solutions and capabilities.
The success of our business depends on the continued growth of the Internet as a business tool for small businesses.
     Expansion in the sales of our Internet technology solutions will depend on the continued acceptance of the Internet as a communications and commerce platform for small businesses. The use of the Internet as a business tool could be adversely affected by delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool have been harmed in the past by viruses, worms, and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of our infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform or small businesses do not continue to become Internet-enabled and maintain an online presence, the demand for our services and solutions would be significantly reduced. In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business.
Providing Internet technology solutions for the promotion and management of small businesses is a new and emerging market; if this market fails to develop, we will not be able to grow our business or become successful.
     Our success depends on a significant number of small businesses making the decision to adopt and use online business promotion and management applications and services such as search engine optimization, pay-per-click campaign management, affiliate marketing management, paid-inclusion, search engine submission, permission email marketing, Web analytics tools and management, domain name registration, business and e-commerce websites and custom design services. Currently, many small businesses do not have an Internet presence, and it is uncertain whether a significant demand for creating an Internet presence among small businesses will develop in the future. The market for our Internet technology solutions is relatively new and untested. Our future revenues and profits are substantially dependent upon the widespread acceptance, growth, and use of the Internet and other online business promotion and management tools by small businesses. Custom website development has been the predominant method of Internet enablement to date, and small businesses may be slow to adopt our template-based Internet technology solutions. Further, if small businesses determine that having an Internet presence does not benefit their businesses, they would be less likely to purchase other Internet-based business promotion and management services. If the market for our Internet technology solutions fails to grow, or grows more slowly than we currently anticipate, or if our technology solutions fail to achieve widespread customer acceptance, our business would be seriously harmed.

Our business depends in part on our ability to provide an increasing selection of value-added Internet technology solutions, many of which we do not currently possess but plan to develop internally or to provide or obtain through agreements with third parties; and our business will be harmed if we are unable to develop or offer additional Internet technology solutions in a timely and cost-effective manner.
     A key element of our strategy is to combine a variety of functionalities in our Internet technology solutions offerings so as to provide small business customers with comprehensive solutions to their business promotion and management needs. We currently provide some of these services through arrangements with third parties, and may in the future find it necessary or desirable to enter into additional arrangements for the provision, licensing or acquisition of additional services from other third parties. We believe that small businesses will eventually desire or demand certain Internet technology solutions, such as customer relationship management and back-office accounting and management applications, which we do not currently provide. Demand for additional Internet technology solutions that we do not currently have available may also develop in the future. Our ability to obtain or develop and provide these services at a low cost will be critical to the success of our business. We believe we are currently lacking some key components in our service offerings that are or will be important to many of our customers. If we are unable to develop, license, acquire, or otherwise offer through arrangements with third parties, the additional services that our customers desire, or if any of our existing or future relationships with such third parties were to be terminated, or if the economic terms of our arrangements with third parties were changed, we could lose our ability to provide key Internet technology solutions at a cost-effective price to our customers, which could cause our revenues to decline or our costs to increase.
In order to expand our Internet technology solutions offerings, we may need to license or acquire other technologies or businesses; we may find that it is difficult to identify or conclude such acquisitions on favorable terms, or to integrate future technology or business acquisitions, which could limit our growth, disrupt our business and adversely affect our operating results.
     We have in the past expanded our service offerings by means of acquisitions of other businesses, and we may find it necessary or desirable to license or acquire additional technologies or businesses in the future in order to expand our offerings of Internet technology solutions. We completed our acquisition of the business of Merchant Partners in January of 2004 and the acquisitions of Jadeon and 10x Marketing in June of 2005. These acquisitions provided us with key elements of our current services offerings, including the capability to process credit card and ACH transactions, point-of-sale (POS) system installation and service capabilities and Internet marketing services. Additional acquisitions may become necessary in order for us to expand our service offerings in response to evolving customer demand or competitive factors, or in order to acquire additional customer base. Although we intend to carefully evaluate possible licensing and acquisition opportunities in the future, we may not be able to license or acquire any of such technologies or businesses at favorable prices, or at all. If we are unable to obtain needed licenses or acquisitions, we may not be able grow our business or maintain our competitiveness. The task of integrating technologies or businesses that we license or acquire into our operations could also add significant complexity and risk to our business, and additional burdens to the substantial tasks already performed by our management team. For example, we could find it necessary to integrate different corporate cultures, disparate technologies, and multiple direct and indirect sales channels. The key personnel associated with any acquired technologies or businesses may also decide not to continue to work for us. These integration efforts may not succeed, or may distract our management from our existing business operations. Our failure to successfully manage and integrate any future technology or business acquisitions could seriously harm our business.
Our ability to integrate successfully the businesses of Jadeon and 10x Marketing with our business is uncertain.
     We will have to successfully integrate our operations with those of Jadeon and 10x Marketing in order to achieve the anticipated benefits from these recent acquisitions. We may find it difficult to integrate Jadeon’s and 10x Marketing’s operations with our operations. As a result of our acquisition of Jadeon and 10x Marketing, we now have over seventy new employees in widely dispersed operations in California, Washington, Hawaii, Oregon and other locations, which increases the difficulty of integrating operations. Jadeon or 10x Marketing personnel may eventually terminate their employment because of the combination with us. Jadeon and 10x Marketing customers, distributors or suppliers may also terminate their arrangements with us, or demand amended terms to such arrangements. Additional challenges involved in integrating these companies include:

•	retaining existing customers and strategic partners of the acquired businesses;

•	combining all service offerings on a common technology platform;

•	retaining and integrating our management and our other key employees with those of our acquired businesses;

•	coordination of sales and marketing efforts;

•	integrating purchasing and procurement operations in multiple locations;

•	combining service offerings effectively and quickly;

•	integrating sales efforts so that customers can easily do business with us;

•	transitioning all facilities to a common information technology system;

•	offering our services and products to each other’s customers;

•	incorporating acquired technology and rights into our service offerings;

•	bringing together our marketing efforts so that the industry receives useful information about the combined service offerings; and

•	developing and maintaining uniform standards, controls, procedures, and policies for operation of the combined businesses.
     It is not certain that we will successfully integrate our operations with Jadeon and 10x Marketing in a timely manner or at all, or that any of the anticipated benefits from these acquisitions will be realized. Risks from an unsuccessful integration of either of these companies include:
•	the impairment of relationships with key employees, customers, strategic partners and suppliers;

•	the potential disruption of our ongoing business and distraction of our management; and

•	unanticipated expenses related to integration of the companies.
     We may not succeed in avoiding these risks or any other problems encountered in connection with these recent acquisitions.
Our acquisitions of Jadeon and 10x Marketing may fail to achieve the contemplated business benefits and objectives.
     The Jadeon and 10x Marketing acquisitions were predicated on our belief that such acquisitions would produce a number of benefits for the combined businesses, such as increased sales resulting from a broader service offering and the combination of customer bases, and potential cost savings from the elimination of redundant business functions. Achieving these anticipated benefits will depend on a number of factors, such as:
•	our ability to timely introduce new Internet technology solutions to the small business customers of the respective companies;

•	the risk that the customers of the respective companies may not purchase the additional services offered by one of the others or may defer purchasing decisions;

•	the risk of technical difficulties or failures that would interrupt service offerings;

•	the risk that strategic distribution partners may terminate their relationship with us or not expand their distribution relationships, as a result of the acquisitions; and

•	the risk that, as a consequence of the acquisitions, it may be more difficult to retain key management, marketing and technical personnel after the combination.
     Even if we are able to integrate the operations of Jadeon and 10x Marketing with ours, there can be no assurance that any of the anticipated benefits will be achieved. The failure to achieve such benefits could adversely affect our business, results of operations, and financial condition.
We may not realize the anticipated benefits of the merger with Vista.com.
     Even with the merger with Vista.com completed, we, and the prospect for achieving greater value for our shareholders, will be subject to a number of risks, such as improved access to financial markets, future appreciation of the our common stock or improved ability to utilize capital stock to effect licensing or acquisition transactions and incent management, and the benefits of the merger may never be realized.
We recently incurred substantially indebtedness and the degree to which we are leveraged and remain leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures; further, if we are unable to pay these obligations when they become due, or any other indebtedness that may accelerate as a result our default under any of these debt obligations, our business could be materially harmed.
     We recently incurred substantial indebtedness, including approximately $600,000 incurred in connection with our acquisition of Jadeon, approximately $280,000 incurred in connection with the restructuring of our acquisition of Merchant Partners and approximately $4.7 million of 8% convertible unsecured promissory notes. . If our stock does not trade above $3.00 per share for any 90 consecutive trading days over the next twenty months, and the convertible notes are not converted earlier by their holders, the convertible notes will become due and payable on June 30, 2007, which could accelerate other obligations that we have. We also have quarterly payment obligations that are dependent upon our Jadeon division’s post-acquisition profitability and gross revenues (net of hardware sales), subject to a minimum quarterly payment obligation of $75,000. We also have minimum monthly payment obligations of approximately $13,500 in connection the restructured Merchant Partners acquisition indebtedness. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to a variety of business and other factors affecting our operations, many of which are beyond our control. The degree to which we are leveraged and remain leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Further, if we are unable to pay these obligations when they become due, or any other indebtedness that may accelerate as a result our default under any of these debt obligations, our business could be materially harmed.
Our 8% convertible promissory notes, if they are converted into shares of our common stock at all, will likely convert into shares of our common stock at $1.50 per share, resulting in the issuance of more shares than would be issued if the notes were to convert automatically pursuant to their terms; such additional shares would cause greater dilution to our shareholders and could adversely affect the trading price of our shares.
     Holders of our 8% convertible promissory notes will likely elect to convert the outstanding principal and accrued but unpaid interest under their notes at a price per share of $1.50 prior to the achievement of the conditions for automatic conversion of the notes, if the $1.50 price would be lower than the automatic conversion price, which is equal to 85% of the average closing price over the thirty trading days prior to the automatic conversion date, provided our stock has on such date traded above $3.00 per share for 90 consecutive trading days. If the holders do elect to convert their notes at $1.50 per share, we would have to issue up to approximately 3,625,086 shares of our common stock (calculated as of the June 30, 2007 maturity date of the notes) upon conversion, which is substantially more than would likely be the case if the notes were automatically converted, and this would cause greater dilution to our shareholders and could adversely affect the trading price of our shares.
Our ability to compete successfully will depend upon the continuing development and enhancement of our Internet technology solutions.
     The Internet and online promotion and commerce industries are characterized by rapid technological change, changing market conditions and customer demands. As a result, our Internet technology solutions could become obsolete quickly. The introduction of competing services employing new technologies and the evolution or emergence of new industry standards could render our existing services obsolete and unmarketable. To be successful, our Internet technology solutions must keep pace with technological developments and evolving industry standards, address the ever-changing and increasingly sophisticated needs of our customers, and achieve market acceptance. The development of systems and other proprietary technologies entails significant technical and business risk. We may encounter unexpected problems in connection with the development of our technologies, including cost overruns, bugs or software incompatibilities. Our existing technologies or those that we develop may not adequately address our customer’s business needs, or may not address those needs as well as our competitors’ service offerings. In order to remain competitive and successfully address the evolving needs of our small business customers, a significant portion of our resources will need to be expended in order to:
•	identify and anticipate emerging technological and market trends affecting the small business segment in which we do business;

•	enhance our current services offerings so as to increase their functionality, features and cost-effectiveness;

•	develop, license or acquire new applications or services that meet emerging customer needs;

•	modify our services offerings in response to changing business practices and technical requirements of our customers, as well as new regulatory requirements;

•	integrate our current and future services offerings with third-party systems and services; and

•	create and maintain interfaces to changing customer and third party systems and services.
We must achieve these goals in a timely and cost-effective manner and successfully market our new and enhanced services offerings to our small business customers. If we are unable to expand or appropriately enhance or modify our Internet technology solutions offerings quickly and efficiently, our business and operating results will be adversely affected.
We face intense and growing competition from larger, more established companies, as well as new entrants into our market, and we may not be able to compete effectively, which could reduce demand for our services.
     The market for Internet technology solutions and related products is competitive and has relatively low barriers to entry. Our competitors vary in size and in the variety of services and products they offer. We encounter competition from a wide variety of businesses, including:
•	Internet marketing firms such as aQuantive, Enquiro, iProspect, Local Launch, Mannix Marketing, Marchex, SEOP and Website Pros;

•	Other merchant services providers such as Authorize.net, Bank of America, Chase Manhattan Bank, eBay, FDMS, iPayment, Miva, Verisign, Wells Fargo and several hundred other registered “independent sales organizations” doing business with North American banks;

•	Website design, hosting and development service and software companies such as 1&1, A+ Hosting, Affinity, Interland, Verio NTT and Yahoo!;

•	POS hardware and software resellers and vendors such as Appel, CBS Systems and Micros Systems; and

•	Website domain name providers such as Network Solutions, Register.com, Go Daddy and Enom.
     In addition, due to relatively low barriers to entry in our industry, we expect the intensity of competition to increase in the future from other established and emerging companies. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business. We also expect that competition will increase as a result of industry consolidations and formation of alliances among industry participants.
     Most of our existing competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, distribution and other resources than we do. Many of our competitors have more management and employees, with more extensive experience, and a better ability to service customers in multiple locations. Competitors may secure more favorable financial arrangements with distribution partners, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to technology development than we are able to do. These competitors may also be able to adapt more quickly to new or emerging technologies and changes in customer requirements. If we fail to compete successfully against current or future competitors, our revenues could increase less than anticipated or could decline, and our business could be harmed.
Our future revenues may be uncertain because of reliance on third parties for marketing and distribution.
     We distribute our Internet technology solutions offerings primarily through outside sales partners. We intend to continue to market and distribute our current and future Internet technology solutions through existing and other relationships. There are no minimum purchase obligations applicable to any existing distributor or other sales and marketing partners, and we do not expect to have any guarantees of continuing orders. Failure by our existing and future sales and marketing partners to generate significant revenues, or our failure to establish additional distribution or sales and marketing alliances, or changes in the industry that render third party distribution networks less desirable or obsolete, could have a material adverse effect on our business, operating results and financial condition. In addition, distributors and other sales and marketing partners may become our competitors with respect to the services and products they distribute, either by developing competitive service offerings themselves or by distributing competitive service offerings. For example, resellers of our transaction processing and payment services are permitted to, and generally do, market and sell competing services. Competition from existing and future distributors or other sales and marketing partners could significantly harm sales of our Internet technology solutions.
We plan to expand our business by entering into additional “white label” distribution relationships in the future. If we are unable to maintain our existing “white label” distribution arrangements or if we are unable to enter into additional “white label” distribution arrangements, our future revenues would be significantly reduced and our expenses would increase.
     As a key element of our business strategy, we plan to continue entering into agreements with large companies under which they will market our Internet technology solutions offerings to their small business customers under their own branding. We believe these indirect distribution relationships will be critical to our business because they enable us to penetrate the small business sector with a smaller expenditure of our own resources than if we were relying solely on building our own direct sales force. Our target small business market is very fragmented and difficult to reach, and we have therefore chosen to rely on the business relationships that these large companies already have with large numbers of small businesses in order to reach our target market. We have not devoted significant resources to developing any other distribution channels, and we cannot offer any assurance to you that these distribution relationships will be successful. We do not have any long-term contracts with any of our existing customer-acquisition partners, nor do we anticipate entering into long-term contracts with any of these partners, which are generally not restricted from working with our competitors. Accordingly, our success will depend upon the willingness of these organizations to continue their distribution arrangements with us. If any of our “white label” distribution arrangements are terminated or otherwise fail, or if we are unable to enter into additional

“white label” distribution arrangements, our revenues would likely decline significantly and we could be required to devote substantial additional resources to the development of alternative internal resources or external channels for the direct sale and marketing of our Internet technology solutions.
Our failure to build brand awareness quickly could compromise our ability to compete and to grow our business.
     As a result of the anticipated increase in competition in our market, and the likelihood that some of this competition will come from companies with established brands, we believe brand name recognition and reputation will become increasingly important. Our strategy of relying significantly on arrangements with third-party customer-acquisition partners to find new customers may impede our ability to build brand awareness, as many of our customers may be under the impression that our Internet technology solutions are actually owned and offered by our distribution partners with whom we have “white label” relationships. If we do not build brand awareness quickly, we could be placed at a competitive disadvantage to companies whose brands are more recognizable than our brands.
Most of our Internet technology solutions are sold individually on a month-to-month subscription basis, and if our customers either are unable or choose not to continue to subscribe to our Internet technology solutions, our revenues may decrease.
     Typically, our Internet technology solutions offerings are sold pursuant to month-to-month subscription agreements, and our customers can generally cancel their subscriptions to our Internet technology solutions at any time with little or no penalty. Our strategy to increase revenues and improve our profitability is partly dependent on our ability to increase revenues from existing customers by selling additional services to those customers. In 2004 and for the six months ended June 30, 2005, we experienced an annual turnover rate of approximately 31% and 25%, respectively, in our customer base. Our ability to sell additional services to our existing customers, and our subscription renewal rates, may be impaired or decline due to a variety of factors, including the impact of the overall U.S. economic environment on small businesses, the services and prices offered by us and our competitors, and the degree of use of the Internet by small businesses. If we are unable to sell additional services to our existing customers, or if our renewal rates decline for any reason, our revenues may decrease and our business will be harmed.
Changes to credit card association rules or practices could adversely impact our business.
     Our credit card payment gateway does not directly access the Visa and MasterCard credit card associations because we are not a member of any of those associations. As a result, we must rely on banks and their service providers to process our payment transactions. We must comply with the operating rules of the credit card associations. The associations’ member banks set these rules, and the associations interpret the rules. Some of those member banks compete with us. Visa, MasterCard, American Express or Discover could adopt new operating rules or interpretations of existing rules which we might find difficult or even impossible to comply with, resulting in our inability to provide customers the option of using credit cards to fund their payments. If we are unable to provide a gateway for credit card transactions, our business would be materially and adversely affected.
Our reliance on suppliers and vendors could adversely affect our ability to provide our services and products to our small business customers on a timely and cost-efficient basis, which could reduce our revenues.
     We rely to a substantial extent on third parties to provide some of our equipment, software, data, systems and services. In some circumstances, we rely on a single supplier or limited group of suppliers. For example, our merchant gateway service requires the assistance of third-party payment processors. If any of these processors cease to allow us to access their processing platforms, our ability to process credit card payments would be severely impacted. In addition, we depend on our Originating Depository Financial Institution (ODFI) partner to process ACH transactions, and our ability to process these transactions would be severely impacted if we were to lose our ODFI partner for any reason. Further, during the year ended December 31, 2004 and the six months ended June 30, 2005, sales of Posiflex point-of-sale (POS) hardware products represented approximately 12.6% and 13.1%, respectively, of our revenues (on a pro forma basis combined with the recent Jadeon and 10x Marketing acquisitions). We do not currently have a supply agreement with Posiflex, and consequently our ability to purchase

POS hardware products from Posiflex could be substantially reduced or completely severed, which could result in POS system implementation delays, loss of customers and a reduction in our revenues.
We have faced, and may in the future face, significant chargeback liability if our small business customers refuse or cannot reimburse chargebacks resolved in favor of their customers, and we may also face potential liability for merchant or customer fraud; we may not accurately forecast or protect ourself against these liabilities.
     We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between one of our small business customers and a cardholder is not ultimately resolved in favor of the customer, the disputed transaction is “charged back” to the customer’s bank and credited to the account of the cardholder. If we or our sponsoring banks are unable to collect the chargeback from our small business customer’s account, or if the customer refuses or is financially unable, due to bankruptcy or other reasons, to reimburse the customer’s bank for the chargeback, we must bear the loss for the amount of the refund paid to the cardholder’s bank. We also have potential liability for losses caused by fraudulent credit card transactions. Card fraud occurs when a consumer doing business with one of our small business customers uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the consumer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the small business customers that we serve are small businesses that transact a substantial percentage of their sales over the Internet or in response to telephone or mail orders. Because sales of this type are card-not-present transactions, these merchants are more vulnerable to credit card fraud than larger merchants. Because we target small businesses, we experience chargebacks arising from cardholder fraud more frequently than providers of payment processing services that service larger merchants. Merchant fraud occurs when a merchant, rather than a cardholder, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Anytime a merchant is unable to satisfy a chargeback, we are responsible for that chargeback. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot assure you that these measures are or will be effective. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback liability.
On occasion, we experience increases in interchange costs; if we cannot pass these increases along to our small business customers, our profit margins will be reduced.
     We pay interchange fees or assessments to bank card associations for each transaction we process using their credit and debit cards. From time to time, the bank card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are unable to pass these fee increases along to our small business customers through corresponding increases in our processing fees, our profit margins will be reduced. Even if we are able to pass such fee increases along to our small business customers, we could be placed at a competitive disadvantage or lose customers as a result.
Our ability to effectively improve a website’s positioning in search rankings depends on our ability to determine and manipulate search engine algorithms; a significant change in the way these algorithms function could negatively affect our success.
     Search engines base their rankings on constantly evolving algorithms, and they frequently modify the specific criteria they use to determine a website’s ranking for a particular keyword and regularly reevaluate the websites and their rankings. Although we have never claimed detailed knowledge of how these algorithms work or how often they change, we are able to determine effective approximations by closely scrutinizing the existing algorithms and analyzing the changes we observe. In the event that a significant change to the way these algorithms functions does occur, we may experience a loss of productivity. It could take us more time than usual to determine the changes, and it is possible that our technical team may not be able to determine and adjust to them at all. Our inability to effectively evaluate the search engine algorithms would negatively affect our ability to provide successful results to our clients. Potential challenges would ensue if any or all of the following occurred:
•	search engines stop providing critical data used by our internally developed tools;

•	search engine algorithms arbitrarily prevent new sites from obtaining rankings;

•	search engine algorithms weigh new factors that are more difficult for us to control;

•	search engines implement new, anti-manipulation controls; or

•	search engines switch to an entirely fee-based system, eliminating natural rankings as currently used.
Margins on pay-per-click advertising may become too low to be profitable.
     One of the main revenue sources within the business of search engine optimization is pay-per-click advertising. In order to participate in a pay-per-click campaign, our clients bid for specific placement on search engine results lists. The minimum amount that must be paid for these paid placements is determined entirely by search engine companies. If the cost of this pay-per-click advertising for our customers becomes prohibitively expensive relative to the revenues that our customers generate from such advertising, then we may lose customers or may not be able to attract new customers and our business would be materially and adversely affected.
Hackers or ‘black-hat’ search engine optimization companies may negatively impact the public’s perception of the search engine optimization industry, which could impair our ability to maintain our current customers and attract new customers.
     The search engine optimization industry is mostly comprised of companies, such as our company, that provide services that are based on facts and objectively verifiable results. However, there are certain companies (so-called black-hatters) that engage in unethical business practices, such as keyword stuffing, cloaking, sneaky redirects and hidden text, which reflect poorly on the industry as a whole. These practices are disfavored by search engine companies and could result in a company being blacklisted by one or more search engines. These black-hatter companies may target our current and potential customers with often unrealistic and sensational performance promises. These unethical business practices may negatively affect the public’s perception of the search engine optimization industry as a whole, which could negatively impact our ability to maintain our existing customers and attract new customers.
We have grown quickly and if we fail to manage our growth, our business could suffer.
     We have rapidly expanded our operations and anticipate that further significant expansion, including possible additional acquisitions of businesses, will be required in order to successfully pursue our business strategy. Our employee base increased from 24 full-time employees as of January 1, 2004 to 161 full-time employees as of June 30, 2005. Such expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We anticipate that we will need to hire additional employees in order to expand our customer base and to continue to develop and enhance our Internet technology solutions offerings. To manage the growth of our operations and personnel, we will need to enhance our operational, financial, and management systems and procedures. This will require additional personnel and capital investments, which will increase our costs. The growth in personnel costs may make it more difficult for us to reduce our expenses in the short term to offset any shortfall in our revenues. If we are unable to manage our growth effectively or if we are unable to successfully integrate any businesses or technologies that we may acquire, our business would be adversely affected.

The loss of any members of our senior management could harm our current and future operations and prospects.
     We believe that our future success will be dependent upon the continuing service of our executive officers and senior management team, especially: John Wall, our Chief Executive Officer; John Dennis, our President; Robert Bench, our Chief Financial Officer; Marvin Mall, our Chief Operating Officer; and Shivonne Byrne, our Chief Marketing Officer. We do not have long-term employment agreements with any of the members of our senior management team. Each of these individuals may voluntarily terminate his or her employment with us at any time upon short notice. Following any termination of employment, each of these individuals would only be subject to a twelve-month period of non-competition under our standard confidentiality agreement. As of November 10, 2005, our executive officers together controlled approximately 65% of the combined voting power of our issued and outstanding capital stock. The loss of the services of any member of our senior management for any reason, or any conflict among our senior management, could harm our current, and our future, operations and prospects.
We face significant competition for a limited supply of qualified software engineers, consultants and sales and marketing personnel.
     Our business depends on the services of skilled software engineers who can develop, maintain and enhance our service offerings, consultants who can undertake complex customer projects, and sales and marketing personnel. In general, only highly qualified, highly educated personnel have the training and skills necessary to perform these tasks successfully. In order to maintain the competitiveness of our Internet technology solutions and to meet our small business customers’ requirements, we need to attract, motivate and retain a significant number of software engineers, consultants and sales and marketing personnel. Qualified personnel such as these are in short supply and we face significant competition for these employees, from not only our competitors but also customers and other enterprises. Other employers may offer software engineers, consultants and sales and marketing personnel significantly greater compensation and benefits or more attractive career paths than we are able to offer. Any failure by us to hire, train and retain a sufficient number of qualified personnel would seriously damage our business.
We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices.
     Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology. If we are unable to protect our intellectual property, our competitors could use it to market services similar to those that we offer, which could decrease demand for our Internet technology solutions. We may be unable to prevent third parties from using our proprietary assets without our authorization. We do not currently rely on patents to protect our core intellectual property, and we do not currently have any pending applications for patents in any jurisdictions inside or outside of the United States. To protect, control access to, and limit distribution of our intellectual property, we generally enter into confidentiality and proprietary inventions agreements with our employees, and confidentiality or license agreements with consultants, third-party developers, and customers. We also rely on copyright, trademark, and trade secret protection. However, these measures afford only limited protection and may be inadequate. Enforcing our rights to our technology could be costly, time-consuming and distracting. Additionally, others may develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect our proprietary assets will harm our business and reduce our ability to compete.
We may become a party to intellectual property infringement claims, which could harm our business.
     Because of the industry in which we operate, we may become a party to a pending lawsuit captioned Net MoneyIN, Inc. v. VeriSign, Inc., et al., U.S. District Court, District of Arizona, Case No. CIV 01-441 TUC RCC, which was brought by a company that claims to hold patents related to payment processing over computer networks. The plaintiff alleges that numerous commercially available payment processing services infringe its patents. We are currently not a party to the suit. The litigation is currently in the fact discovery phase, and no trial date has been set. If we are joined in this litigation, we may be required to enter into a royalty agreement or licensing agreement with Net MoneyIN, Inc., which may have the effect of increasing our transaction costs or lowering our margins on our payment processing services.

     From time to time, we have had and may be forced to respond to or prosecute other intellectual property infringement claims to protect our rights or defend a customer’s rights. These claims, regardless of merit, may consume valuable management time, result in costly litigation or cause delays in offering new services, all of which could seriously harm our business and operating results. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to make, use, sell or otherwise practice our intellectual property, whether or not patented or described in pending patent applications, or to further develop or commercialize our services in the U.S. and abroad and could result in the award of substantial damages against us. We may be required to enter into royalty or licensing agreements with third parties claiming infringement by us of their intellectual property in order to settle these claims. These royalty or licensing agreements, if available, may not have terms that are acceptable to us. In addition, if we are forced to enter into a license agreement with terms that are unfavorable to us, our operating results would be materially harmed. We may also be required to indemnify our customers for losses they may incur under indemnification agreements if we are found to have violated the intellectual property rights of others.
     Our Internet technology solutions involve the storage and transmission of our small business customers’ proprietary information, as well as the personal information of their customers. If we experience any breaches of our network security or sabotage, we might be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems, and we may not be able to remedy these problems in a timely manner, or at all. Because techniques used by outsiders to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures.
Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming for us to resolve and may harm our business and reputation, and we could be subject to liability as a result of security breaches, service interruptions by cyber-terrorists or fraudulent or illegal use of our services.
     A disaster could interrupt the delivery of our services and solutions for an indeterminate length of time and severely damage our business. Our systems and operations are vulnerable to damage or interruption from: fire; floods; network failure; hardware failure; software failure; power loss; telecommunications; failures; break-ins; terrorism, war or sabotage; computer viruses; denial of service attacks; penetration of our network by unauthorized computer users and “hackers” and other similar events; natural disaster; and other unanticipated problems. We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers.
     Because some of our activities involve the storage and transmission of confidential personal or proprietary information, such as credit card numbers and social security numbers, and because we are a link in the chain of e-commerce, security breaches, service interruptions and fraud schemes could damage our reputation and expose us to a risk of loss or litigation and possible monetary damages. Although we employ data encryption processes, an intrusion detection system, firewall hardware and other internal control procedures to protect the security of our customers’ data, we cannot guarantee that these measures will be sufficient for this purpose. If our security measures are breached as a result of third-party action, employee error or otherwise, and as a result our customers’ data becomes available to unauthorized parties, we could incur liability and our reputation would be damaged, which could lead to the loss of current and potential customers. Cyber-terrorists may attempt to interrupt our payment gateway services in attempts to extort payments from us or disrupt commerce. Our payment gateway services may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards or bank accounts, identity theft or merchant fraud. We expect that technically sophisticated criminals will continue to attempt to circumvent our anti-fraud systems. If such fraud schemes become widespread or otherwise cause our small business customers to lose confidence in our Internet technology solutions in particular, or in Internet systems generally, our business could suffer. In addition, the large volume of payments that we handle for our small business customers makes us vulnerable to third party or employee fraud or other internal security breaches. Further, we may be required to expend significant capital and other resources to protect against security breaches and fraud, and to address any problems they may cause.

     Our payment system may also be susceptible to potentially illegal or improper uses. These uses may include illegal online gambling, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite having taken measures to detect and lessen the risk of this kind of conduct, we cannot ensure that these measures will succeed. In addition, regulations under the USA Patriot Act of 2001 may require us to revise the procedures we use to comply with the various anti-money laundering and financial services laws. Our business could suffer if customers use our system for illegal or improper purposes or if our regulatory compliance costs increase significantly.
     We have expended, and we may be required to continue to expend, significant capital resources to protect against security breaches, service interruptions and fraud schemes. Our security measures may not prevent security breaches, service interruptions and fraud schemes and the failure to do so may disrupt our business, damage our reputation and expose us to risk of loss or litigation and possible monetary damages.
We rely heavily on the reliability, security, and performance of our internally developed systems and operations, and any difficulties in maintaining these systems may result in service interruptions, decreased customer service, or increased expenditures.
     The software and workflow processes that underlie our ability to deliver our Internet technology solutions have been developed primarily by our own employees and employees of companies we have acquired. The reliability and continuous availability of these internal systems are critical to our business, and any interruptions that result in our inability to timely deliver our Internet technology solutions, or that materially impact the efficiency or cost with which we provide these technology solutions, would harm our reputation, profitability, and ability to conduct business. In addition, many of the software systems we currently use will need to be enhanced over time or replaced with equivalent commercial products, either of which could entail considerable effort and expense. If we fail to develop and execute reliable policies, procedures, and tools to operate our infrastructure, we could face a substantial decrease in workflow efficiency and increased costs, as well as a decline in our revenues.
     A key element of our strategy is to generate a high volume of traffic across our network infrastructure to and from our customers and distribution partners. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers. We may experience periodic systems interruptions, which could give rise to liability for losses or damages experienced by our customers, or damage to our reputation as a reliable online services provider. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our network infrastructure or to timely expand and upgrade our systems and infrastructure to accommodate such increases.
Our business may be harmed by errors in our software.
     The software that we develop and license to our customers is extremely complex and contains hundreds of thousands of lines of computer code. Complex software systems such as ours are susceptible to errors. Our software design, development and testing processes are not always adequate to detect errors in our software prior to its release or commercial use. As a result, we have from time to time discovered, and we may likely in the future discover, errors in software that has been placed into commercial use for our customers. Because of the complexity of our systems and the large volume of transactions we process on a daily basis, we sometimes have not detected software errors until after they have affected a significant number of transactions. Such errors can harm our business in several ways, including the following:
•	we may suffer a loss of revenues if, due to software errors, we are temporarily unable to provide Internet technology solutions to our customers;

•	we may not be paid for the applications and services provided to a customer that contain or result in errors, or we may be liable for losses or damages sustained by a customer or its subscribers as a result of such errors;

•	we may incur additional expenses to correct errors in our software, or to fund product development projects that we may undertake to minimize the occurrence of such errors in the future;

•	we may damage our relationships with customers or suffer a loss of reputation within our industry;

•	we may become subject to litigation or regulatory scrutiny; and

•	our customers may terminate or fail to renew their agreements with us or reduce the services they purchase from us.
     We currently do not have errors and omissions insurance. It is also possible that such insurance might cease to be available to us on commercially reasonable terms or at all.
If economic or other factors negatively affect the small business sector, our customers may become unwilling or unable to purchase our Internet technology solutions and related products, which could cause our revenues to decline and impair our ability to operate profitably.
     Our existing and target customers are small businesses. These businesses are more likely to be significantly affected by economic downturns than larger, more established businesses. Additionally, these customers often have limited discretionary funds, and they may choose to spend their limited resources on items other than our Internet technology solutions and related products. If small businesses experience economic hardship, they may be unwilling or unable to expend resources to develop their Internet presences, or to add additional capabilities for promoting or managing their businesses, which would negatively affect the overall demand for our services and could cause our revenues to decline.
If we are unable to respond to the rapid technological change characteristic of our industry, our Internet technology solutions may not be competitive.
     The market for our Internet technology solutions is characterized by rapid changes in business models and technological features and capabilities, and we will need to constantly adapt to changing markets and technologies to provide competitive services. We believe that our future success will depend, in part, upon our ability to develop and continually adapt our services offerings to suit the needs of our target small business market. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our services obsolete or uncompetitive.
We and our small business customers must comply with complex and changing laws and regulations.
     Government regulation influences our activities and the activities of our small business customers, as well as our customers’ expectations and needs in relation to our services. Businesses that handle consumers’ funds, such as our transaction processing and payment services, are subject to numerous regulations, including those related to banking, credit cards, electronic transactions and communication, escrow, fair credit reporting, privacy of financial records and others. State money transmitter regulations and federal anti-money laundering and money services business regulations can also apply under some circumstances. The application of many of these laws with regard to electronic commerce is currently unclear. If applied to us, any of the foregoing rules and regulations could require us to change the way we do business in a way that increases costs or makes our business more complex. In addition, violation of some statutes may result in severe penalties or restrictions on our ability to engage in online commerce, which could have a material adverse effect on our business. Consumer protection laws in the areas of privacy, credit and financial transactions have also been evolving rapidly at the state, federal and international levels. As the electronic transmission, processing and storage of financial information regarding consumers continues to grow and develop, it is likely that more stringent consumer protection laws may impose additional burdens on companies like ours involved in such transactions.

Government regulation of the Internet may adversely affect our business and operating results.
     Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business could be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. The application of these statutes and others to the Internet search and commerce industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:
•	the Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others;

•	the Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children, and impose additional restrictions on the ability of online services to collect user information from minors;

•	the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances; and

•	the CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.
     With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Many of the services of the Internet are automated and companies, such as ours, may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that some courts could find strict liability or impose “know your customer” standards of conduct in certain circumstances.
     We may also be subject to costs and liabilities with respect to privacy issues. Several companies that conduct business via the Internet have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for our services based upon existing laws. The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could harm our business.
We may be subject to lawsuits for information displayed on our small business customers’ websites, which may affect our business.
     Laws relating to the liability of providers of online services for activities of their customers and for their customers’ advertising content is currently unsettled. Because our Internet technology solutions allow customers to transmit information over the Internet on their own websites, and because we develop and host many of these websites, we may be found to be liable for any improper information that our customers transmit. Although we retain discretion to cancel the applications and services being provided to customers if we learn such content is being transmitted, there can be no guarantee that our customers will refrain from such transmission or that we will not be deemed responsible for the content being transmitted or hosted using our Internet technology solutions or infrastructure. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information that is published on the websites of our small business customers or the information that is published across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not be able to successfully avoid civil or criminal liability for unlawful activities

Government regulation of the Internet may adversely affect our business and operating results.
     Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business could be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. The application of these statutes and others to the Internet search and commerce industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:
•	the Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others;

•	the Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children, and impose additional restrictions on the ability of online services to collect user information from minors;

•	the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances; and

•	the CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.
     With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Many of the services of the Internet are automated and companies, such as ours, may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that some courts could find strict liability or impose “know your customer” standards of conduct in certain circumstances.
     We may also be subject to costs and liabilities with respect to privacy issues. Several companies that conduct business via the Internet have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for our services based upon existing laws. The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could harm our business.
We may be subject to lawsuits for information displayed on our small business customers’ websites, which may affect our business.
     Laws relating to the liability of providers of online services for activities of their customers and for their customers’ advertising content is currently unsettled. Because our Internet technology solutions allow customers to transmit information over the Internet on their own websites, and because we develop and host many of these websites, we may be found to be liable for any improper information that our customers transmit. Although we retain discretion to cancel the applications and services being provided to customers if we learn such content is being transmitted, there can be no guarantee that our customers will refrain from such transmission or that we will not be deemed responsible for the content being transmitted or hosted using our Internet technology solutions or infrastructure. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information that is published on the websites of our small business customers or the information that is published across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not be able to successfully avoid civil or criminal liability for unlawful activities

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carried out by small business customers. Our potential liability for unlawful activities of our customers or for the content of our customers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to expend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.
State and local governments may in the future be permitted to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the attractiveness of the Internet to our customers and potential customers, and could reduce demand for our Internet technology solutions.
     In November 2004, the federal government passed legislation placing a three-year ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions. Unless the ban is extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation’s expiration in November 2007. An increase in taxes may make electronic commerce transactions less attractive for small businesses, which could result in a decrease in the level of demand for our Internet technology solutions.
Our ability to utilize Vista.com’s net operating loss carryforwards and certain other tax attributes may be limited.
     As of June 30, 2005, Vista.com had net operating loss carryforwards of approximately $4.9 million. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes against its post-change income may be limited. We believe that the transactions contemplated by the transaction between Source Energy and Vista.com and Vista.com’s recent Jadeon transaction either have or will have triggered an “ownership change” limitation. We are currently performing an analysis to determine to what extent our ability to utilize these net operating loss carryforwards might be available for use by us, but there is no assurance that such carryforwards will be of any significant value to us.
If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.
     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007. We plan to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have not yet undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

We will incur increased costs as a public company which may make it more difficult for us to achieve profitability and an active trading market.
     As part of a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company as part of Vista.com. We are now subject to the SEC’s rules and regulations for “small business” issuers, which generally tend to be less demanding than those that apply to non-small business SEC reporting companies. Nonetheless, we expect that, as a result of increasing annual revenues, among other things, at some point we will no longer qualify for the “small business” regulatory regime, in which case our SEC filings will require more rigorous public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources, which increases once a reporting company is no longer eligible for “small business” reporting. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect that full compliance with these new rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we will be required to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. Such additional reporting and compliance costs may negatively impact our financial results and may make it more difficult for us to achieve profitability. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.
Risks Related to Our Common Stock
Shares of our common stock may continue to be subject to price volatility and illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on Nasdaq or a national securities exchange.
     Although a trading market for our common stock exists, the trading volume has historically been insignificant, and an active trading market for our common stock may never develop. There currently is no analyst coverage of our business. Very few shares of our common stock are currently outstanding, and the amount of shares in our public “float” will continue to be limited, due to the applicability of resale restrictions under applicable securities laws on shares issued to the former shareholders of Vista.com and the fact that significant portions of our outstanding shares are held by our officers, directors or major shareholders. As a result of the thin trading market for our common stock, and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly, and will likely be more volatile than the stock market as a whole. There may be a limited demand for shares of the our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board (OTCBB), lack of analyst coverage of our common stock, and a negative perception by investors of stocks traded on the OTCBB; as a result, even if prices appear favorable, there may not be sufficient demand in order to complete a shareholder’s sell order. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our shareholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for their shares.
     In addition, while we may at some point be able to meet the requirements necessary for our common stock to be listed on one of the Nasdaq stock markets or on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on Nasdaq or on a national securities exchange. Initial listing on one of the Nasdaq markets or one of the national securities exchanges is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.
Future sales of shares of our common stock may decrease the price for such shares.
     After the one-year holding period requirement under Rule 144 expires on November 9, 2006 on the shares of our common stock issued to former shareholders of Vista.com, Inc. in the merger, or sooner if we achieve registration of part or all of those shares, a large number of shares of our common stock will be eligible for resale on the open market, many without any restrictions as to size or frequency of such sales. Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our common stock. We may also register certain shares of our common stock that are subject to outstanding warrants, convertible promissory notes and stock options, or reserved for issuance under our stock option plans. Once such shares are registered, they can be freely sold in the public market upon exercise of the options. If any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.
Our stock price may be volatile, and you may lose some or all of your investment.
     The trading prices of the stock of companies in the Internet industry, as well as shares of companies listed on the OTCBB, have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our common stock may include, among other things:
•	variations in our operating results;

•	announcements of technological innovations, new services or service enhancements, or significant agreements, by us or by our competitors;

•	recruitment or departure of key personnel;

•	changes in estimates of our operating results, or changes in recommendations by any securities analysts that may follow us;

•	sales of our common stock, particularly sales by officers, directors and significant shareholders; or

•	conditions in our industry, the industries of our customers and the economy as a whole.
Our stock may be subject to regulation as a “penny stock”, which could severely limit the liquidity of your securities.
     Our common stock may be subject to regulation as a “penny stock,” which generally includes stocks traded on the OTCBB that have a market price of less than $5.00 per share. If shares of our common stock continue to trade for less than $5.00 per share, they would be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations, providing disclosure explaining the nature and risks of the penny stock market, receiving a purchaser’s written consent prior to any transaction and waiting two days before effecting the transaction. Such requirements could severely limit the liquidity of your securities.
As a result of increased trading activity occurring in our common stock prior to the announcement of the proposed merger of Source Energy and Vista.com, we may be subject to increased scrutiny by the National Association of Securities Dealers or the SEC, which could divert the attention of our management, possibly delay the effectiveness of future registration statements, adversely affect the trading market for our stock, and cause us to incur significant additional expenses.
     As a result of increased trading activity in our common stock that occurred just prior to the public announcement of the letter of intent between us and Vista.com, Inc. on April 22, 2005, NASD’s Market Regulation Department contacted each of Source Energy, Jenson Services and Vista.com, requesting information regarding persons related to each company who were in possession of nonpublic information regarding the merger discussions during the period from February 1, 2005 to April 22, 2005. All three companies provided the requested information, and each later received a second notice from the Market Regulation Department inquiring as to whether the persons related to each company who were in possession of nonpublic information regarding the merger discussions had any relationships and, if so, recent contacts with any of the individuals and entities identified by the NASD. Although several identified individuals and entities were known to persons at Source Energy and Jenson Services, and one individual was known to a person at Vista.com, each disclaimed any contact with such identified individuals and entities during the period of inquiry involving any sharing of nonpublic information regarding the merger discussions. However, there is a risk that additional information may come to light that could contradict responses given by Source Energy, Jenson Services or Vista.com to the NASD regarding the sharing of such nonpublic information. Even though Source Energy and Vista.com believe they had no connection to the increased trading activity, the NASD or the SEC could investigate this matter further, delay future registration statements or otherwise take actions that would increase compliance costs for the us, divert management’s attention from our operations, make it less attractive for NASD-member broker-dealers to engage in trading or market-making activities in our stock, and adversely affect the trading market for our stock.
Mergers of the type we just completed with Vista.com are often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.
     Historically, the SEC and Nasdaq have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on one of the Nasdaq stock markets or on national securities exchange. On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by the National Association of Securities Dealers or Nasdaq, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in the our stock, or in achieving admission to one of the Nasdaq stock markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of your shares may be negatively impacted.
PROPERTY
     Our principal corporate offices are located in Redmond, Washington, where we lease approximately 5,400 square feet of space under a lease that expires in March of 2008. We also leases additional sales and support offices in Irvine, California (12,900 square feet on a month-to-month basis), Orem, Utah (5,506 square feet under a lease that expires in June 2008), San Francisco, California (3,765 square feet on a month-to-month basis), Santa Monica, California (2,400 square feet under a lease that expires in September 2008), Fresno, California (400 square feet on a month-to-month basis), and Lake Oswego, Oregon (150 square feet on a month-to-month basis).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 10, 2005, by (i) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director, and (iii) all of our directors and executive officers as a group.

		Number of	Total	Pro forma
	Number of	Shares	Number of	Percent
	Shares of	Underlying	Shares	of
	Common	Convertible	Beneficially	Common
Name of Beneficial Owner (1)	Stock Owned	Securities (2)	Owned (3)	Stock (4)
John R. Wall (5)	5,039,086	0	5,039,086	30.8%
Artesian Management, Inc. (6)	1,950,000	740,466	2,690,466	15.7%
301 Carlson Parkway
Suite 120
Minnetonka, MN 55305
Mark A. LeMay	2,134,340	0	2,134,340	13.0%
John R. Dennis (7)	1,597,589	0	1,597,589	9.8%
Marvin A. Mall (8)	1,043,568	116,071	1,159,639	7.0%
The Wall Family LLC (9)	1,000,000	0	1,000,000	6.1%
c/o Vista.com, Inc.
8644 154th Avenue NE
Redmond, WA 98052
Robert K. Bench (10)	698,816	0	698,816	4.3%
Douglas E. Merryman	250,000	61,545	311,545	1.9%
Harold H. Kawaguchi	287,724	0	287,724	1.8%
Jamie D. Bland (11)	105,819	63,248	169,067	1.0%
Greg M. Stevenson	143,175	0	143,175	*
Curtis R. Porritt (12)	117,740	25,000	142,740	*
Keith A. Cannon	93,175	0	93,175	*
Shivonne A. Byrne	0	7,142	7,142	*
Directors and executive officers as a group (12 persons)	11,511,032	273,006	11,784,038	70.8%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants or upon conversion of securities convertible into common stock.

(3)	Represents the aggregate number of shares beneficially owned by each shareholder.

(4)	Calculated on the basis of 16,371,289 shares of our common stock outstanding as of November 10, 2005, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after November 10, 2005, are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(5)	Includes 1,000,000 shares held by the Wall Family LLC. Mr. Wall, Chief Executive Officer and a director, and his spouse, Linda Wall, have shared voting and dispositive power over the shares held by The Wall Family LLC, as managing members. Mr. Wall disclaims beneficial ownership of the shares held by The Wall Family LLC.

(6)	Artesian Management, Inc. is a non-reporting entity. Frank Bennett and Michael Snow have shared voting and dispositive power over the shares held by Artesian Management, Inc.

(7)	Includes 384,426 shares held by Seaport Ventures, LLC. Mr. Dennis, President and a director, has sole voting and dispositive power over the shares held by Seaport Ventures, LLC, as the managing member. Includes 124,347 shares held by Maryanne Dennis, the spouse of Mr. Dennis. Includes 390,000 shares held by Artesian Management, Inc. Mr. Dennis disclaims beneficial ownership of the shares held by Artesian Management, Inc., except to the extent of his pecuniary interest in this entity.

(8)	Includes 116,071 shares underlying common stock purchase options. Includes 40,000 shares held by Mr. Wall’s dependent children.

(9)	The Wall Family LLC is a non-reporting entity. Mr. Wall, Chief Executive Officer and a director, and his spouse, Linda Wall, have shared voting and dispositive power over the shares held by The Wall Family LLC, as managing members.

(10)	Includes 698,816 shares held by BayHill Group, LC. Mr. Bench, Chief Financial Officer, has voting and dispositive power over the shares held by BayHill Group, LC, as managing member.

(11)	Includes 1,703 shares issuable upon conversion of a promissory note held by Artesian Management, Inc. Includes 4,485 shares held by Artesian Management, Inc.

(12)	Includes 25,000 shares underlying common stock purchase options.

EXECUTIVE OFFICERS AND DIRECTORS
     The following table shows information about our executive officers and directors as of November 10, 2005:

Name	Age	Position(s)
John R. Wall	48	Chief Executive Officer, Chairman, Treasurer, Secretary, Director
John R. Dennis	43	President, Director
Robert K. Bench	56	Chief Financial Officer
Marvin A. Mall	45	Chief Operating Officer, Director
Shivonne A. Byrne	47	Chief Marketing Officer
Jamie D. Bland	39	President, Merchant Applications Division
Douglas E. Merryman	44	President, Merchant Services Division
Mark A. LeMay	46	President, Jadeon Division
Curtis R. Porritt	45	President, 10x Marketing Division
Harold H. Kawaguchi	67	Director
Greg M. Stevenson	48	Director
Keith Cannon	65	Director
     John R. Wall has served our Chief Executive Officer, Chairman, Treasurer and Secretary and a director since November 2005. Mr. Wall previously founded Wall Data Inc. in October 1982 and served as its Chief Executive Officer until July 1999. Mr. Wall holds a Bachelor of Science degree in computer science from Northern Arizona University.
     John R. Dennis has served as our President and a director since November 2005. Mr. Dennis founded Innuity, Inc. in 1998 and served as its Chief Executive Officer and Chairman through its sale to Website Pros in February 2002. Prior to founding Innuity, Mr. Dennis was president of Destiny Ventures, Inc., a private venture capital firm he founded in 1993. Before that, he was president and founder of Dial-Net, Inc., a long distance telecommunication reseller, which was acquired by WorldCom in 1993.
     Robert K. Bench has served as our Chief Financial Officer of Vista in November 2005. In 2004, Mr. Bench co-founded The BayHill Group, an investment strategy firm. Prior to that, Mr. Bench was Chief Financial Officer of The SCO Group (SCOX) from November 2000 to April 2004. Mr. Bench has also served in senior management positions for WestWind, Webmiles, Sento (SNTO), CerProbe (CRPB), Fresh Technologies, Clyde Digital, and NP Energy (NPEC). Mr. Bench is a Certified Public Accountant, and prior to entering the private sector, he worked as a Certified Public Accountant for KPMG Peat Marwick. In addition, Mr. Bench has served on the boards of a number of private and public corporations. Mr. Bench holds a Bachelor of Science degree in Accounting from Utah State University.
     Marvin A. Mall has served as our Chief Operating Officer and a director since November 2005. Mr. Mall was appointed Chief Operating Officer in 2003. Mr. Mall previously served as Vice President of Development at Wall Data, Inc. from April 1983 to September 1999. Mr. Mall received his bachelor’s degree in Engineering and Technology from the DeVry Institute.
     Shivonne A. Byrne has served as our Chief Marketing Officer since November 2005. Prior to joining Innuity, Ms. Byrne was Executive Vice President and Chief Operating Officer of the Washington Software Alliance,

a software industry trade association, from November 2004 to August 2005. From July 2003 to November 2004, Ms. Byrne served as Executive Vice President of Products and Marketing for Positively For Kids Inc., a publisher of books and online learning materials for kids of all ages. From April 1998 to July 2003, she was President of Creative Fusions LLC, a strategic marketing consultancy. She received her Bachelor of Arts degree in English from Stanford University.
     James D. Bland has served as President of our Merchant Applications Division since November 2005. Prior to joining Innuity, Mr. Bland served as Vice President from August 2002 through September 2003 for Summit Hotel Ventures, a company raising capital for hotels. Mr. Bland also served as President of Customclick, LLC from July 2002 through September 2003. From February 2002 through August 2002, Mr. Bland served as Vice President of Acquisition Services for Website Pros, a Web services company. Mr. Bland served as Vice President of Business and Corporate Development for Innuity Inc., a Web services company, from June 1996 through February 2002. Mr. Bland received a Bachelor of Science degree in Economics from the University of Washington.
     Douglas E. Merryman has served as President of our Merchant Services Division since November 2005. Prior to joining Innuity, Mr. Merryman co-founded Merchant Partners.com, LLC, a payment gateway services company that was sold to Vista in January, 2004. Prior to that, Mr. Merryman owned and founded WebsiteESP, a Web hosting service provider. Mr. Merryman received a Bachelor of Science degree in Engineering from Arizona State University.
     Mark A. LeMay has served as President of our Jadeon Division since November 2005. Prior to joining Innuity, Mr. LeMay founded and served as President of Jadeon, Inc. from July 2001 through June 2005. Before that, Mr. LeMay served as Vice President of Operations of Javelin Systems from December 1997 through June 2001. Mr. LeMay attended Northwestern Electronics Institute.
     Curtis R. Porritt has served as President of our 10x Marketing Division since November 2005. Mr. Porritt served as President of 10x Marketing, LLC from May 2003 through June 2005, when it was acquired by Vista. Prior to that, he served as Director of Corporate Strategy for Caldera Systems from November 2000 through August 2002. Mr. Porritt attended Brigham Young University.
     Harold H. Kawaguchi has served as a director since November 2005. From June 1999 to January 2004, Mr. Kawaguchi served as Chief Executive Officer of Amnis Corp. Mr. Kawaguchi currently serves on the boards of directors of Therus Corp., Stratos Group LLC and Manifesto Group, all of which are privately held companies. Mr. Kawaguchi received a Bachelor of Arts in Industrial Design and a Masters in Fine Arts from the University of Washington.
     Greg M. Stevenson has served as a director since November 2005. Mr. Stevenson is currently employed as Senior Vice President of Research by the Reagan MacKenzie investment banking firm, where he has been since September 2003. Prior to joining Reagan MacKenzie, Mr. Stevenson was employed by the Mathew G. Norton Company as Senior Vice President of Investment from September 1999 through September 2003. Mr. Stevenson received his Bachelor of Arts degree from San Diego State University and his Masters in Business Administration from the American Graduate School of International Management.
     Keith A. Cannon has served as a director since November 2005. Mr. Cannon is currently (and for the past ten years has been) a registered representative for Wilson-Davis & Co., Inc., a broker-dealer based in Salt Lake City, Utah. Mr. Cannon also serves as a member of the Board of Directors and Audit Committee of Elamex S.A. de C.V. (ELAM), and Montgomery Realty Group, Inc. (MGRY). He has been engaged in the investment business for the past 36 years in various capacities.

Compensation of Directors
     As directors of Innuity, such individuals may receive options to purchase our common stock and may be entitled to the standard compensation and other benefits accruing to our directors generally for their service on our Board of Directors and any board committees.
Committees of the Board of Directors
     Under our bylaws, each of the committees of our board of directors will be designated by the board of directors. Such committees will include an audit committee, a compensation committee and a nominating and corporate governance committee. A description of each of these committees follows.
     Audit Committee. Our board of directors has established an audit committee, consisting of Messrs. Cannon, Kawaguchi and Stevenson. Each of the members of the audit committee are independent, as defined by the SEC. Mr. Stevenson will initially chair the audit committee. Our board of directors has determined that Mr. Stevenson is an audit committee financial expert, as defined by the rules of the SEC. The functions of the audit committee will include retaining independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing critical accounting policies and reviewing and approving any related party transactions. A copy of our audit committee charter is attached to this Report as Exhibit 99.26.
     Compensation Committee. Our board of directors has established a compensation committee, consisting of Messrs. Cannon, Kawaguchi, and Stevenson. Mr. Kawaguchi will initially chair the compensation committee. The compensation committee will set the salary and bonus earned by the Chief Executive Officer, review and approve salary and bonus levels for other executive officers and approve stock option grants to executive officers.
     Nominating and Corporate Governance Committee. Our board of directors has established a nominating and corporate governance committee, consisting of Messrs. Cannon, Kawaguchi, and Stevenson. Mr. Cannon will initially chair the nominating and corporate governance committee. The nominating and corporate governance committee identifies individuals qualified to become board members and makes recommendations concerning such candidates, develops and oversees the regular evaluation of the directors, and develops corporate governance principles for recommendation to the board of directors.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2004, 2003 and 2002, by our Chief Executive Officer, and our four other most highly compensated executives.

						Long Term
						Compensation
		Annual Compensation				Awards
Name and Principal				Other Annual		Shares	All Other
Position	Year	Salary	Bonus	Compensation		Underlying Options	Compensation
John R. Wall	2004	$—	$—	$—		313,001	$—
Chief Executive Officer,	2003	—	—	—		—	—
Chairman, Treasurer and	2002	—	—	—		—	—
Secretary
John R. Dennis	2004	15,000	—	—		—	—
President	2003	—	—	—		209,226	—
	2002	—	—	—		—	—

Marvin A. Mall	2004	150,000	—	—		316,518	—
Chief Operating Officer	2003	162,500	—	—		—	—
	2002	—	—	—		—	—
James D. Bland	2004	125,500	—	30,695	(1)	126,608	—
President, Merchant	2003	34,872	—	—		—	—
Applications Division	2002	—	—	—		—	—
Douglas E. Merryman	2004	131,258	—	56,481	(1)	126,608	—
President, Merchant	2003	120,200	—	—		—	—
Services Division	2002	—	—	—		—	—

(1)	Represents compensation paid in respect of the company having achieved certain revenue targets.
Stock Option Grants in Fiscal 2004
     The following table provides the specified information concerning grants of options to purchase shares of our common stock made during the fiscal year ended December 31, 2004, to the persons named in the summary compensation table.
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		% of Total
	Number of	Options			Potential Realized Value at
	Shares	Granted to	Exercise		Assumed Annual Rates of
	Underlying	Employees	Price		Stock Price Appreciation for
	Options	in Fiscal	Per	Expiration	Option Term (1)
Name	Granted (2)	Year	Shares (3)	Date	5%	10%
John R. Wall	351,687	33%	$0.11	8/24/2009	$24,329	$61,655
John R. Dennis	—	—	—	—	—	—
Marvin A. Mall	351,687	33	$0.10	8/24/2014	22,117	56,050
James D. Bland	140,675	13	$0.10	8/24/2014	9,182	23,269
Douglas E. Merryman	140,675	13	$0.10	8/24/2014	9,182	23,269

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules, and therefore are not intended to forecast possible future appreciation, if any, in our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)	All options were granted pursuant to our 1999 Stock Option Plan and have a 10-year term. Such options vest over a forty-two month period, with twenty-five percent (25%) of the shares under the option becoming vested and exercisable on February 25, 2005, with the remaining shares vesting ratably on a quarterly basis (6.25% for each three-month period of service) over the remaining three (3) years.

(3)	All options were granted at market value on the date of grant.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END VALUES

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	acquired on	Value	Options at Fiscal Year End		Fiscal Year End (1)
Name	Exercise	Realized	Exercisable(2)	Unexercisable	Exercisable	Unexercisable
John R. Wall	—	$—	—	351,687	$—	$313,001
John R. Dennis	—	—	—	—	—	—
Marvin A. Mall	—	—	98,213	476,686	63,838	333,928
James Bland	—	—	—	140,675	—	126,608
Douglas E. Merryman	—	—	—	140,675	—	126,608

(1)	Because there is no public market for shares of Vista.com common stock, stock options are valued based upon the last determination of fair market value by the Vista Board as of December 31, 2004 ($0.10 per share).

(2)	All options were granted pursuant to Vista’s 1999 Stock Option Plan. Such options vest over a forty-two month period, with twenty-five percent (25%) of the shares under the option becoming vested and exercisable on February 25, 2005, with the remaining shares vesting ratably on a quarterly basis (6.25% for each three-month period of service) over the remaining three (3) years.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
     Generally, our executive officers are employed on an “at will” basis, do not have employment contracts, and would not receive any additional remuneration as a result of a change-in-control of the company.
     In connection with the acquisition of 10x Marketing, we entered into an employment agreement dated June 6, 2005 with Curtis Porritt, pursuant to which he will be paid an annual salary of $100,000 and was granted stock options to purchase 100,000 shares of Vista.com common stock. If we terminate Mr. Porritt’s employment without cause on or before June 6, 2006, Mr. Porritt would be entitled to receive his then current base salary through June 6, 2006, and a total of 37,500 shares of his stock options would vest and become exercisable of the termination date of his employment.
     In connection with its acquisition of Jadeon, we entered into an employment agreement dated June 16, 2005 with Mark LeMay. Pursuant to the terms of the employment agreement, if, during the ten-year period ending June 16, 2015, Jadeon’s cumulative gross revenues (excluding costs of all hardware sold as part of a system installation) exceed $60,000,000 in the aggregate, we will be obligated to pay Mr. LeMay a commission equal to the lesser of (i) ten percent of any such excess gross revenues for the preceding quarter, or (b) one hundred percent of Jadeon’s net income plus amortization for the preceding quarter, calculated consistently with generally accepted accounting principles as applied by us, payable on quarterly basis, less required deductions for state and federal withholding tax, social security and other employment taxes and payroll deductions. Mr. LeMay’s employment agreement is for a minimum of two years. If Mr. LeMay is terminated by us without cause or if he terminates his employment for good reason, each as defined in his employment agreement, Mr. LeMay would receive (i) severance payments equal to his base salary then in effect (currently $125,000 per year) for the greater of the remainder of the initial two-year term or one year, and (ii) the commission payments described above for the period through June 16, 2015, to the extent that Jadeon’s cumulative gross revenues (excluding costs of all hardware sold as part of a system installation) exceed $60,000,000 in the aggregate during such period.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with The SCO Group
     In August 2002, Vista.com entered into a license agreement with The SCO Group, Inc. (“SCO”). Under the agreement, Vista.com granted SCO the right to sell and market Vista.com’s applications and services to SCO’s channel partners. SCO prepaid $100,000 of royalties under the license agreement and advanced $250,000 to Vista.com in connection with a right to purchase 3,313,000 shares of Vista.com’s Series C Convertible Preferred Stock for $500,000. Additionally, SCO acquired a $1,000,000 convertible note receivable payable by Vista.com from John Wall, our Chief Executive Officer and a director, in exchange for 800,000 shares of SCO’s common stock and $100,000 in cash. On December 13, 2002, SCO and Vista.com entered into a Stock Purchase Agreement, pursuant to which SCO acquired 3,313,000 shares of Vista.com’s Series C preferred stock for $500,000. Additionally, SCO and Vista.com entered into an Agreement and Plan of Merger pursuant to which SCO received an option through March 31, 2003 to acquire the remaining outstanding shares of Vista.com in exchange for 2,500,000 shares of the SCO’s common stock. The option to purchase Vista.com expired unexercised on March 31, 2003. In addition, in January and April 2003, SCO advanced a total of $200,000 to Vista.com in exchange for the issuance of Vista.com promissory notes to SCO. At the time of each purchase of Vista.com securities by SCO, Robert Bench, our current Chief Executive Officer, was SCO’s Chief Financial Officer.
     On September 24, 2003, John Wall, our Chief Executive Officer and a director, acquired, among other things, all of the securities of Vista.com held by SCO for an aggregate purchase price of 100,000 shares of SCO Common Stock held by Mr. Wall. At that time, SCO and Vista.com also entered into a license agreement, pursuant to which SCO licensed certain technology relating to creating and maintaining e-commerce websites from Vista.com in exchange for cancellation of $250,000 of Vista.com indebtedness held by SCO.
Preferred Stock Issuances
     From February 2004 through January 2005, Vista.com sold in a private placement 4,660,948 shares of Vista.com Series A Preferred Stock in exchange for an aggregate purchase price of $4,660,948 in cash, cancellation of existing indebtedness, and the acquisition of Merchant Partners. In connection with such offering, John Wall, our Chief Executive Officer, purchased 2,000,448 shares of Series A Preferred Stock. In addition, Vista.com’s directors Harold Kawaguchi, and Greg Stevenson purchased 175,000 shares, 100,000 shares and 50,000 shares, respectively, of Vista.com Series A Preferred Stock. Further, Artesian Management, Inc. purchased 1,200,000 shares of Series A Preferred Stock, approximately 240,000 and 2,760 shares of which are beneficially owned by Mr. Dennis and Mr. Bland, by virtue of their ownership interests in Artesian Management, Inc. Finally, Mr. Dennis, our President, purchased 117,000 shares of Series A Preferred Stock through Foundation Ventures, an entity controlled by him. All of the shares of Vista.com Series A Preferred Stock referenced above were exchanged for shares of our common stock in connection with the merger between Source Energy and Vista.com.
BayHill Group
     Vista.com is a party to a Services Agreement dated December 16, 2004, as amended by that certain Addendum to Services Agreement dated January 1, 2005 with BayHill Group LLC, a Utah limited liability company (the “BayHill Agreement”). Pursuant to the terms of the BayHill Agreement, BayHill is entitled to receive from Vista.com for services rendered to Vista.com by BayHill’s members, a fee of $25,000 per month. Robert E. Bench, our Chief Financial Officer, is a member of BayHill Group. In addition, BayHill Group was granted the right to purchase 698,816 shares of Vista.com Common Stock, which were exchanged for shares of our common stock in connection with the merger between Source Energy and Vista.com. See the “Common Stock Issuances” section below for more information. Vista.com also agreed to reimburse BayHill’s reasonable expenses incurred on behalf of Vista.com in connection with the BayHill Agreement. To the extent such expenses are expected to exceed $5,000 in any single month, such expenses must be approved in advance by Vista.com. By its terms, the BayHill Agreement is scheduled to terminate on December 16, 2005; provided however, the agreement will be automatically extended for successive periods of twelve months, unless cancelled by either party upon 90 days prior written notice. Although the terms of the BayHill Agreement do not relate specifically to terms and conditions of Mr. Bench’s employment with Vista.com, as a BayHill principal, he indirectly benefits from the remuneration paid by Vista.com to BayHill under this agreement.
Common Stock Issuances
     On October 20, 2003, as consideration for services provided by John Dennis, our President and a director, to Vista.com in connection with the acquisition of customers from CitySearch, Vista.com’s board of directors approved the issuance and sale of 199,262 shares of Vista.com common stock to US Lodging LLC for services valued at $1.05 per share. Mr. Dennis is the managing member of US Lodging and has voting and dispositive power of the shares purchased by US Lodging. US Lodging distributed these shares, and Mr. Dennis and James Bland, President of our Merchant Applications Division, each now owns 58,284 (through SeaPort Ventures LLC, an entity controlled by Mr. Dennis) and 99,631 shares, respectfully. The shares of Vista.com common stock issued to US Lodging were not subject to a repurchase option on the part of Vista.com.
     On March 8, 2005 and September 22, 2005, Vista.com’s board of directors approved the issuance and sale of an aggregate of 3,074,789 and 93,175 shares, respectively, of Vista.com’s common stock to the following executive officers and directors of Vista.com for a purchase price of $0.10 per share in cash ($0.47 per share in the case of Mr. Cannon), payable by each of them in cash, cancellation of existing indebtedness or against delivery of a promissory note:

Name	No. of Shares
John Wall, Chief Executive Officer and Director	698,816
Marvin Mall, Chief Operating Officer and Director	698,816
John Dennis, President and Director	698,816
BayHill Group, LC (an entity controlled by Robert Bench, Chief Financial Officer)	698,816
Harold Kawaguchi, Director	93,175
Greg Stevenson, Director	93,175
Michael Snow, currently a Director of Vista.com	93,175
Keith Cannon, Director	93,175
     This issuance of shares of Vista.com common stock to Vista.com’s officers and directors was for compensatory reasons, in lieu of stock option grants or other equity compensation arrangements. The price per share paid by the directors and officers for such shares was the same per share price for options granted to Vista.com’s employees. According to a common stock purchase agreement, if the services of any of the executive officers or directors is terminated for any reason or upon the receivership, bankruptcy or other creditor’s proceeding regarding any of these purchasers, or the taking of any of such purchaser’s shares of Vista.com’s common stock by legal process, Vista.com has the option to repurchase all or any portion of the shares purchased by such executive officer or director at a price per share between $0.20 and $2.00 per share (and between $0.57 and $2.37 in the case of Mr. Cannon), with the actual per share repurchase price dependent upon when such services are terminated and whether, as of such date of repurchase, one or more of the following performance milestones have been achieved, as described below:

		Repurchase Price Per
Length of Service		Share

•	Less than one year of service to Vista.com or achievement of any one milestone:	$0.20

•	More than one but less than two years of service to Vista.com,

	or achievement of any two milestones:	$0.40

•	More than two but less than three years of service to Vista.com, or achievement of any three milestones:	$0.80

•	More than three years of service to Vista.com:	$2.00
     Milestones
•	Vista.com (including its parent) raises at least $3,000,000 in capital after March 29, 2005.

•	Vista.com or its parent becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

•	Vista.com’s or its parent’s quarterly EBITDA (determined in accordance with generally accepted accounting principles) exceeds $1,000,000.

•	Vista.com’s or its parent’s quarterly gross margin (determined in accordance with generally accepted accounting principles) exceeds $4,000,000.

•	Vista.com’s or its parent’s quarterly gross revenues (determined in accordance with generally accepted accounting principles) exceed $5,000,000.
     Vista.com’s repurchase option with respect to each purchase listed above terminates after four years or upon the achievement of any four milestones listed above. The consummation of the merger will not trigger Vista.com’s repurchase option. Certain shares of Vista.com Common Stock issued to Vista.com’s senior executive officers and directors are subject to repurchase by Vista.com upon the occurrence of certain events. As of the date of this Report, the milestone regarding Vista.com raising $3.0 million in capital has been achieved. The consummation of the merger satisfied a second milestone under each of these common stock purchase agreements, the achievement of which resulted in a higher per share repurchase price.
     On April 14, 2005, as consideration in part for the services provided by John Dennis, President and a director of Vista.com, to Vista.com in connection with Vista.com’s acquisition of Merchant Partners.com, LLC, Vista.com’s board of directors approved the issuance and sale of 209,142 shares of Vista.com’s common stock to Seaport Ventures at a cash purchase price of $0.10 per share. The price per share paid by the SeaPort Ventures for such shares was the same per share price for options granted to Vista.com’s employees. Mr. Dennis is the managing member of Seaport Ventures and has voting and dispositive power of the shares purchased by SeaPort Ventures. The shares of Vista.com’s common stock issued to SeaPort Ventures were not subject to a repurchase option on the part of Vista.com. All of the shares of Vista.com common stock referenced above were exchanged for shares of our common stock in connection with the merger between Source Energy and Vista.com.
10x Marketing Acquisition
     On June 6, 2005, Vista.com completed its acquisition of 10x Marketing, LLC pursuant to the terms of a Membership Interest Purchase Agreement. 10x Marketing is an Internet marketing firm that specializes in search engine marketing. As consideration for the acquisition, Curtis R. Porritt, who is now President of our 10x Marketing Division, and the other former members of 10x Marketing received a total of 630,000 shares of Vista.com common stock (of which Vista.com were held back 63,000 shares to secure certain indemnification obligations of the former members pursuant to the terms of the membership interest purchase agreement), and Vista.com assumed indebtedness for borrowed money totaling approximately $71,000. In connection with the closing of the acquisition, Vista.com entered into employment agreements with Mr. Porritt and Tom Dalton, pursuant to which each would be paid annual salaries of $100,000 and $70,000, respectively, and each were granted stock options to purchase Vista.com common stock of 100,000 and 40,000 shares, respectively. The former members of 10x Marketing also became parties to the Registration Rights Agreement dated June 6, 2005, pursuant to which they have certain rights to demand registration of shares of common stock held by them, that may be exercised by them after six months from the closing of the Merger. The former members of 10x Marketing also have certain rights to participate in a registration of our common stock by us, that may be exercised by them from time to time. All of the shares of Vista.com common stock referenced above were exchanged for shares of our common stock in connection with the merger between Source Energy and Vista.com.
Registration Rights Agreement
     Vista.com entered into a certain Registration Rights Agreement dated June 6, 2005 with holders of its convertible promissory notes, the former members of 10x Marketing, LLC and holders of certain warrants to purchase Vista.com Common Stock. We assumed Vista.com’s obligations under the Registration Rights Agreement in connection with the merger with Vista.com. Under the Registration Rights Agreement, the holders of 630,000 shares of our common Stock, 500,000 shares of our common stock issued to Jensen Services, Craig Carpenter and Leonard Burningham in connection with the merger, warrants exercisable for the purchase of 69,780 shares of our common stock, and convertible note holders that may be converted into 3,150,713 shares of our common stock (not including accrued interest) are entitled to various rights relating to registration of their shares under the Securities Act, including a right to demand registration that may be exercised by them after six months from the closing date of the merger. These holders will also have certain rights to participate in registrations of our common stock that may be exercised by them from time to time. These rights survived the merger and will terminate at such time as each holder’s securities can be sold within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144, but in any event no later than the first anniversary of the closing date of the merger.
Jadeon Acquisition
     On June 16, 2005, Vista.com completed its acquisition of Jadeon, Inc. pursuant to the terms of a Stock Purchase Agreement. Jadeon is a leading point-of-sale (POS) system installer and service company focusing on the retail, restaurant and hospitality industries. As consideration for the acquisition, Mark LeMay, who is now President of our Jadeon Division and the former sole director and sole shareholder of Jadeon, received (i) 2,134,340 shares of Vista.com’s common stock (of which 1,000,000 shares was held back to secure certain indemnification obligations of Mr. LeMay pursuant to the terms of the stock purchase agreement); (ii) a cash payment of $68,513; and (iii) a promissory note in the aggregate principal amount of $800,378, providing for quarterly payments equal to the lesser of six percent of Jadeon’s gross revenues (excluding costs of all hardware sold as part of a system installation) for the preceding quarter or sixty percent of Jadeon’s net income plus amortization for the preceding quarter, calculated consistently with generally accepted accounting principles as applied by us (provided, that each quarterly payment shall in no event be less than $45,000). Immediately following the closing of this acquisition, Vista.com made a required payment of $201,000 to Mr. LeMay, as an advance against future payments that become owing under the terms of the promissory note. Our obligation to make quarterly payments under the promissory note will be suspended until the aggregate quarterly payments due and owing to Mr. LeMay exceed $201,000 in the aggregate. The shares of Vista.com common stock issued to Mr. LeMay were exchanged for shares of our common stock in connection with the merger between Source Energy and Vista.com.
     Vista.com also entered into an employment agreement with Mr. LeMay in connection with the Jadeon acquisition. Pursuant to the terms of the employment agreement, if, during the ten-year period ending June 16, 2015, Jadeon’s cumulative gross revenues (excluding costs of all hardware sold as part of a system installation) exceed $60,000,000 in the aggregate, we will be obligated to pay Mr. LeMay a commission equal to the lesser of (i) ten percent of any such excess gross revenues for the preceding quarter, or (b) one hundred percent of Jadeon’s net income plus amortization for the preceding quarter, calculated consistently with generally accepted accounting principles as applied by us, payable on quarterly basis, less required deductions for state and federal withholding tax, social security and other employment taxes and payroll deductions. Mr. LeMay’s employment agreement is for a minimum of two years. Mr. LeMay is entitled to all health insurance and other benefits that are made generally available from time to time to all employees. If Mr. LeMay is terminated without cause or if he terminates his employment for good reason, each as defined in his employment agreement, Mr. LeMay would receive (i) severance payments equal to his base salary then in effect (currently $125,000 per year) for the greater of the remainder of the initial two-year term or one year, and (ii) the commission payments described above for the period through June 16,

2015, to the extent that Jadeon’s cumulative gross revenues (excluding costs of all hardware sold as part of a system installation) exceed $60,000,000 in the aggregate during such period.
     In connection with the acquisition, Vista.com also made offers of employment to five employees of Jadeon, granted them options to purchase an aggregate of 295,000 shares of Vista.com’s common stock, and agreed to pay them up to $2,530,612 in aggregate in quarterly retention bonus payments dependent upon each such employee’s continued employment with Jadeon, in an amount equal to the lesser of four percent of gross revenues (excluding costs of all hardware sold as a part of a system installation) for the preceding quarter, or forty percent of Jadeon’s net income plus amortization for such quarter, calculated consistently with generally accepted accounting principles, as applied by us, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions; provided, that we are obligated to make an aggregate minimum quarterly payment of $30,000 to these employees. Following the closing of the Jadeon acquisition, Vista.com was obligated to make initial aggregate retention bonus payments in the amount of $149,000 to these employees, as advances against future retention bonus payments. Our obligation to make quarterly retention bonus payments will be suspended until the aggregate quarterly retention bonus payments due and owing to these employees exceed $149,000 in the aggregate.
Merchant Partners Acquisition and Restructure
     Effective as of January 1, 2004, Vista.com acquired all of the business assets of Merchant Partners.com, LLC (“Merchant Partners”), which was engaged in the business of processing credit card transactions and ACH transactions for small business customers. John Wall, our Chief Executive Officer and a director, Marvin Mall, our Chief Operating Officer and a director, and Douglas Merryman, President of our Merchant Services Division, each owned one-quarter of the membership interests of Merchant Partners, with Artesian Management, Inc. (“Artesian Management”) owing the remaining one-quarter membership interest. As consideration for the acquisition, Vista.com issued 1,200,000 shares of Series A Preferred Stock of Vista.com, paid $95,000 in cash and entered into an agent agreement, pursuant to which Vista.com would make commission payments to Merchant Partners equal to thirty percent of the first $7,400,000 in gross revenues, or $2,220,000 in the aggregate, received by Vista.com from the acquired business assets, plus ten percent of gross revenues received by Vista.com from the acquired assets to the extent that such gross revenues exceed $7,400,000, over a ten-year period of time.
     The business assets acquired by Vista.com from Merchant Partners had been previously acquired by Merchant Partners from Merchant Commerce, Inc. subject to a pre-existing security interest held by the holders of certain secured notes issued by Merchant Commerce and Innuity, Inc. (unrelated to the registrant). Merchant Partners paid aggregate consideration of $2,400,000 in the form of a note payable bearing interest at an annual rate of 4% in exchange for the assets purchased from Merchant Commerce. None of Messrs. Wall, Mall or Merryman had an interest in Merchant Commerce or Innuity, Inc. (unrelated to the registrant). However, Mr. John Dennis, our President and a director, was formerly the Chief Executive Officer of Merchant Commerce and prior to that, he was the Chief Executive Officer of Innuity, Inc. (unrelated to the registrant). In connection with the sale of the assets of Merchant Partners to Vista.com, Mr. Wall, Mr. Mall, Mr. Merryman and Merchant Partners assigned a substantial portion of the acquisition consideration to Artesian Management, as agent for these secured noteholders. This assignment included the 1,200,000 shares of Series A Preferred Stock of Vista.com, the $95,000 in cash and an assignment to Artesian Management of the first $2,220,000 in commission payments from Vista.com, as well as fifty percent of any additional commission payments from Vista.com, with the other fifty percent being split equally among Mr. Wall, Mr. Mall and Mr. Merryman. Mr. Dennis and James Bland, President of our Merchant Applications Division, each beneficially owns approximately 20% and .23% of Artesian Management. In 2004, Vista.com made commission payments totaling approximately $296,000 to Artesian Management, with no payments being made to any of Messrs. Wall, Mall or Merryman.
     On August 8, 2005, Vista.com, Artesian Management, Mr. Wall, Mr. Mall and Mr. Merryman amended the assignment of rights agreement, effective as of January 1, 2005, so as to terminate the original agent agreement and substitute in its place: (i) an 8% promissory note for $1,824,471 payable by Vista.com to Artesian Management; and (ii) issuance and sale of 750,000 shares of Vista.com’s common stock to Artesian Management and 250,000 shares of Vista.com’s common stock to each of Mr. Wall, Mr. Mall and Mr. Merryman, at a purchase price equal to $0.10 per share, payable by each of them in cash, cancellation of existing indebtedness or against delivery of a promissory note; and (iii) an agreement by Vista.com to pay up to $5,000 of legal expenses incurred by Artesian Management in connection with the amendment of the assignment of rights. Effective as of August 8, 2005, the parties further amended and restated the 8% promissory note so as to transfer $1,074,434 in principal to an 8% convertible note of Vista.com, with $280,806 in principal remaining on the amended and restated 8% promissory note. The obligations under the 8% convertible note of Vista.com mature in June 2007, while the remaining obligations, if any, under the amended and restated 8% promissory note mature on December 31, 2009. All of the shares of Vista.com capital stock referenced above were exchanged for shares of our common stock in connection with the merger between Source Energy and Vista.com.
DESCRIPTION OF SECURITIES
     The following description of our capital stock is only a summary. It is subject in all respects to applicable Utah law and to the provisions of our articles of incorporation and bylaws, as amended from time to time, copies of which have been or will be filed with the SEC. Please refer to these documents for more complete information.
Authorized Capital Stock
     We are authorized to issue up to 200,000,000 shares of common stock with a par value of $0.00025 per share. As of November 10, 2005, there were 16,371,289 shares of our common stock issued and outstanding. We are not presently authorized to issue any shares of preferred stock.
Voting Rights; No Cumulative Voting
     The holders of our common stock are entitled to one vote per share on each matter submitted to a vote of shareholders. Holders of our common stock have no cumulative voting rights and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors.
Dividend Rights; Rights Upon Liquidation
     Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of liquidation, holders of our common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.
No Preemptive or Redemption Rights
     Holders of Source Common Stock have no preemptive or other rights to subscribe for shares nor do they have any redemption rights.
Anti-Takeover Provisions
     We are not subject to any anti-takeover provisions in our articles of incorporation or pursuant to The Utah Control Shares Acquisitions Act (the “UCSAA”). In May 1997, we amended our bylaws to exempt the company from applicability of the UCSAA.
Registration Rights Agreement
     Vista.com entered into a certain Registration Rights Agreement dated June 6, 2005 with holders of its convertible promissory notes, the former members of 10x Marketing, LLC and holders of certain warrants. We assumed Vista.com’s obligations under the Registration Rights Agreement in connection with the merger. Under the Registration Rights Agreement, the holders of 630,000 shares of our common stock held by the former members of 10x Marketing, 500,000 shares of our common stock issued to Jensen Services, Craig Carpenter, our former President and director, and Leonard Burningham in connection with the Merger, warrants exercisable for the purchase of 69,780 shares of our common stock, and convertible note holders that may be converted into 3,150,713 shares of our common stock (not including accrued interest) are entitled to various rights relating to registration of their shares under the Securities Act, including a right to demand registration that may be exercised by them after six months from the closing date of the Merger. These holders also have certain rights to participate in registrations of our common stock that may be exercised by them from time to time after the closing of the merger. These rights will terminate at such time as each holder’s securities can be sold within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144, but in any event no later than the first anniversary of the closing date of the merger.
8% Unsecured Convertible Promissory Notes
     In connection with the merger with Vista.com, we assumed Vista.com’s obligations under certain 8% convertible promissory notes, having an aggregate principal amount of approximately $4.7 million, which are convertible into approximately 3,150,713 shares (not including accrued interest) of our common stock, assuming all of the notes were converted at the optional conversion price of $1.50 per share. If our stock trades at or above $3.00 per share for any 90 consecutive trading days prior to June 30, 2007, all of the then outstanding notes would automatically convert into our common stock, based upon a conversion price per share equal to 85% of the average closing price of our common stock for the thirty trading days prior to the automatic conversion date. Interest accrues on the outstanding principal balance of the notes at an annual rate of 8%. The notes are unsecured obligations and, if not earlier converted, will become due and payable on June 30, 2007.
PART II
STOCK PRICE AND DIVIDEND INFORMATION; RELATED STOCKHOLDER MATTERS
Stock Price
     Our common stock is currently traded on the OTCBB under the symbol “SRCX.OB.” The table below shows, for each calendar quarter beginning in 2003, the reported high and low bid quotations for the Source Common Stock on the OTCBB. Our fiscal year ends on December 31 of each year. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions. In each case, this information is based on published financial sources. The high and low bid prices for shares of our common stock are as follows:

		Common Stock
		Close Price
		High	Low
2003
	First Quarter.	$0.23	$0.23
	Second Quarter	$0.30	$0.30
	Third Quarter	$0.30	$0.30
	Fourth Quarter	$0.22	$0.22
2004
	First Quarter	$1.04	$1.04
	Second Quarter	$1.25	$1.25
	Third Quarter	$0.70	$0.70
	Fourth Quarter	$4.75	$4.75
2005
	First Quarter	$5.00	$0.75
	Second Quarter	$4.90	$1.02
	Third Quarter	$5.25	$3.75

     The market price of our common stock fluctuates. We encourage you to obtain current market price information for our common stock.
Holders
     The number of record holders of our common stock as of November 10, 2005, was approximately 3,046; this number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.
Dividends
     We have never declared or paid any cash dividends on any class of our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and currently do not anticipate paying cash dividends in the foreseeable future.
Equity Compensation Plan Information
     The following table shows information about securities authorized for issuance under our equity compensation plans as of November 10, 2005:
EQUITY COMPENSATION PLAN INFORMATION

Number of
	Number of		securities remaining
	Securities to	Weighted-	for future issuance
	be issued upon	average exercise	under equity
	exercise of	price of	compensation plans
	outstanding options,	outstanding	(excluding securities
	warrants	options, warrants	reflected in
	and rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	2,095,679	$0.38	305,786

Total	2,095,679	$0.38	305,786
1999 Stock Option Plan
     The following is a high-level summary of certain characteristics of our 1999 Stock Option Plan, which we assumed in connection with the merger with Vista.com. Our Board has adopted and 1999 Stock Option Plan and plans to submit it to the company’s shareholders for approval at the next annual meeting of the shareholders. In all respects, the 1999 Option Plan is qualified by reference to the plan itself.
     Authorized Shares. A maximum of 2,440,466 of the authorized but unissued shares of our common stock is authorized to be issued under the 1999 Option Plan. If any outstanding option expires, terminates or is canceled, the expired shares are returned to the 1999 Option Plan and again become available for grant. Appropriate adjustments will be made to the number of shares reserved under the 1999 Option Plan and the number of shares and exercise price under each outstanding option in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.
     Administration. The 1999 Option Plan is administered by our Board of Directors or a committee of the Board. (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee.) Subject to the provisions of the 1999 Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to the company upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend or cancel any option, waive any restrictions or conditions applicable to any option, and accelerate, extend or defer the exercisability or vesting of any option. The Board has the authority to interpret the provisions of the 1999 Option Plan and options granted thereunder, and any such interpretation by the Board is binding.
     Eligibility. Options may be granted under the 1999 Option Plan to our employees, directors and consultants or any parent or subsidiary of Innuity. While any eligible person may be granted nonstatutory stock options, only employees may be granted incentive stock options.
     Terms and Conditions of Options. Each option granted under the 1999 Option Plan will be evidenced by a written agreement between us and the optionee, specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1999 Option Plan. Stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of our common stock or any parent or subsidiary of Innuity (a “10% Shareholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.
     The 1999 Option Plan provides that the option exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of common stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the Board. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by us, through the optionee’s surrender of a portion of the option shares to us.
     Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board. The maximum term of an option granted under the 1999 Option Plan is 10 years, provided that an incentive stock option granted to a 10% Shareholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service, unless such termination results from the optionee’s retirement, death or disability, in which case the option generally will remain exercisable for 12 months following termination, provided that in no case may an option be exercised after its expiration date.
     Stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.
     Corporate Transaction. The 1999 Option Plan defines a “Corporate Transaction” as any of the following events: (a) consummation of any merger or consolidation in which we are not the continuing or surviving corporation, or pursuant to which shares of common stock are converted into cash, securities, or other property, if following such merger or consolidation the holders of our outstanding voting securities immediately prior to such merger or consolidation own less than 66-2/3% of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange, or other transfer, in one transaction or a series of related transactions, of all or substantially all of our assets, other than a transfer of our assets to a majority-owned subsidiary corporation; or (c) approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution. If a Corporate Transaction occurs, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may, without the consent of any optionee, either assume our rights and obligations under outstanding options or substitute substantially equivalent options for such corporation’s stock. Options that are not assumed, replaced or exercised prior to a Corporate Transaction will terminate. Options accelerate and become exercisable in full to the extent that they are not assumed or substituted by an acquiror, and if they are assumed or accelerated by an acquiror they accelerate and become exercisable in full if the acquiror terminates the option holders services within one year following a Corporate Transaction, other than for cause or good reason (as such terms are defined in the plan).
     Termination or Amendment. The 1999 Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 1999 Option Plan have been issued and all restrictions on such shares under the terms of the 1999 Option Plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within 10 years following the date on which the Board adopted the 1999 Option Plan. The Board may terminate or amend the 1999 Option Plan at any time. However, without shareholder approval, the Board may not amend the 1999 Option Plan to increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require shareholder approval under any applicable law. No termination or amendment may affect an outstanding option unless expressly provided by the Board, nor, in any event, may it adversely affect an outstanding option without the consent of the optionee.
LEGAL PROCEEDINGS
     From time to time we have been, and expects to be in the future, subject to legal proceedings and claims in the ordinary course of our business. We are not, however, currently subject to any material legal proceedings or claims.
RECENT SALES OF UNREGISTERED SECURITIES
     The issuances described in paragraphs (a), (c) though (g), (j), (k), (l), (n) through (q) below were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances described in paragraph (b) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The issuances described in paragraphs (h), (i) and (m) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients either received adequate information about the issue or had access, through employment or other relationships, to such information. There were no underwriters employed in connection with any of the transactions set forth in this Section.
     a) On various dates between March 21, 2000 and November 11, 2002, Vista.com issued and sold 2,795,265 shares of its Series B Preferred in exchange for an aggregate purchase price of $5,478,719 in cash and cancellation of existing indebtedness. The shares of Series B preferred stock were sold to accredited investors pursuant to a subscription agreement with each investor. Shares of Series B preferred stock were converted into shares of Vista.com common stock and subject to a 1:7 reverse stock split on January 20, 2004.
     b) On various dates between August 15, 2002 and November 9, 2005, Vista.com issued options to approximately 182 employees, directors, consultants and other service providers to purchase up to an aggregate total of 2,785,157 shares of Vista.com common stock under the Vista.com’s 1999 Stock Option Plan. The exercise prices per share ranged from $0.10 to $3.50. No consideration was paid to Vista.com by any recipient of any of the foregoing options for the grant of such options. From October 21, 2002 until November 9, 2005, three option holders exercised options for an aggregate of 66,650 shares of Vista.com common stock. Vista.com received aggregate consideration of approximately $23,328 in connection with the exercise of these options.
     c) On various dates between October 21, 2002 and April 2, 2003, Vista.com issued and sold promissory notes in the aggregate principal of $1,200,000 to The SCO Group, Inc. The promissory notes were sold to the accredited investor pursuant to a note purchase agreement.

     d) On December 13, 2002, Vista.com issued and sold 3,312,737 shares of its Series C preferred stock to The SCO Group, Inc. The shares of Series C preferred stock were sold to the accredited investor pursuant to a stock purchase agreement. Shares of Series C preferred stock were converted into shares of Vista.com common stock on January 20, 2004.
     e) On October 20, 2003, Vista.com issued and sold 199,262 shares of its common stock to US Lodging LLC. The shares of common stock were issued to the accredited investor for services rendered to Vista.com.
     f) On various dates between February 9, 2004, and January 5, 2004, Vista.com issued and sold 4,660,948 shares of its Series A preferred stock in exchange for an aggregate purchase price of $4,660,948 in cash, cancellation of existing indebtedness, and the acquisition of Merchant Partners. The shares of Series A preferred stock were sold to accredited investors pursuant to a subscription agreement with each investor.
     g) On various dates between March 31, 2005, and April 14, 2005, Vista.com issued and sold 3,283,931 shares of its common stock in exchange for an aggregate purchase price of $328,393 in cash, cancellation of existing indebtedness and the issuance of a subscription receivable. The shares of common stock were sold to accredited investors pursuant to a common stock purchase agreement with each investor.
     h) On April 14, 2005, Vista.com issued a warrant to purchase 50,000 shares of its common stock at an exercise price of $0.50 per share to WindyPoint Capital Corporation. Vista.com issued the warrant to the recipient in connection with the provisions of financial advisory services, but no consideration was paid to Vista.com by the recipient for the issuance of such warrant.
     i) On June 6, 2005, Vista.com issued an aggregate of 630,000 shares of its common stock in connection with the acquisition of 10x Marketing, LLC. The shares of common stock were issued pursuant to a membership interest purchase agreement dated June 6, 2005.
     j) On June 16, 2005, Vista.com issued an aggregate of 2,134,340 shares of its common stock in connection with the acquisition of Jadeon, Inc. The shares of common stock were issued to the sole accredited investor pursuant to a stock purchase agreement dated May 17, 2005.
     k) On various dates between June 28, 2005 and September 22, 2005, Vista.com issued and sold 8% convertible promissory notes in the aggregate principal of approximately $4.7 million. The convertible promissory notes were sold to accredited investors pursuant to a convertible note purchase agreement with each investor.
     l) On August 8, 2005, Vista.com issued an aggregate of 1,500,000 shares of its Common Stock in connection with the restructuring of the acquisition of certain assets and the assumption of certain liabilities of Merchant Partners.com, LLC. The shares of common stock were sold to accredited investors pursuant to a subscription agreement with each investor.
     m) On September 7, 2005, Vista.com issued warrants to purchase 15,280 and 4,500 shares, respectively, of its common stock at an exercise price of $1.50 and $1.00 per share, respectively, to Alpine Securities Corporation and Impact Capital Advisors, LLC. Vista.com issued the warrants to the recipients in connection with the provisions of financial advisory services, but no consideration was paid to Vista.com by the recipients for the issuance of such warrants.
     n) On September 13, 2005, Vista.com issued and sold 93,175 shares of its common stock in exchange for an aggregate purchase price of $43,792 in cash. The shares of common stock were sold to an accredited investor pursuant to a common stock purchase agreement.
     o) On September 14, 2005, Vista.com issued and sold 70,000 shares of its common stock in exchange for an aggregate purchase price of $7,000 in cash. The shares of common stock were sold to an accredited investor pursuant to a common stock purchase agreement.

     p) On November 9, 2005, immediately prior to the closing of the merger, Vista.com issued and sold an aggregate of 500,000 shares of its common stock to Jenson Services, Inc., Craig Carpenter and Leonard Burningham in exchange for certain indemnification obligations. The shares of common stock were sold to accredited investors pursuant to a lease option agreement.
     q) On November 9, 2005, effective upon the closing of the merger, we became obligated to issue 15,966,838 shares of our common stock to the former shareholders of Vista.com and also assumed all of Vista.com’s outstanding options, warrants and convertible promissory notes, convertible or exercisable for shares of our common stock, pursuant to the terms of an agreement and plan of merger.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our articles of incorporation provide that no director or officer shall have any liability to the company if the person acted in good faith and with the same degree of care and skill as prudent person in similar circumstances.
     Our articles of incorporation and bylaws provide that we will indemnify its directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the extent that a director has been successful in defense of any proceeding, the Utah Revised Business Corporations Act provides that he shall be indemnified against reasonable expenses incurred in connection with the proceeding.
PART F/S
     See “Item 9.01 Financial Statements and Exhibits” below.
PART III
     See “Item 9.01 Financial Statements and Exhibits” below.
Item 3.02 Unregistered Sale of Equity Securities.
     On November 9, 2005, effective upon the closing of the merger, we became obligated to issue 15,966,838 shares of our common stock to the former shareholders of Vista.com, Inc., pursuant to the terms of an agreement and plan of merger. In connection with the merger, we also assumed all of Vista.com’s outstanding options, warrants and convertible promissory notes, which are now convertible or exercisable for shares of our common stock. Reference is made to the disclosure set forth under Item 2.01 of this Current Report, which is incorporated herein by reference.
Item 4.01 Changes in Registrant’s Certifying Accountant.
(a) On November 9, 2005, after the closing of the merger with Vista.com, Inc., we terminated Mantyla McReynolds as our independent auditor. Mantyla McReynolds audited our financial statements for the fiscal years ended December 31, 2004 and 2003.
     Mantyla McReynolds’ reports on our financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2004 and 2003, (i) there were no disagreements between us and Mantyla McReynolds on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Mantyla McReynolds, would have caused it to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no events described in Item 304(a)(1)(iv)(B) of Regulation S-B of the Securities Exchange Act of 1934, as amended. The decision to replace Mantyla McReynolds was not the result of any disagreement between us and Mantyla McReynolds on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Board of Directors deemed it to be in the company’s best interest to change independent auditors following the closing of the merger with Vista.com, Inc.
     We furnished Mantyla McReynolds with a copy of this Report prior to filing it with the SEC. We also requested that Mantyla McReynolds furnish a letter addressed to the SEC stating whether it agrees with the statements made in this Report. A copy of Mantyla McReynolds’ letter to the SEC is filed with this Report as Exhibit 16.1 and is incorporated herein by reference.
(b) On November 10, 2005, after the closing of the merger with Vista.com, Inc., our newly appointed Board of Directors approved the appointment of Hansen, Barnett & Maxwell, as our new registered public accounting firm.
Item 5.01 Changes in Control of Registrant.
     Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     In connection with the closing of the merger, all of the Company’s officers and directors that were serving prior to the closing of the merger with Vista.com, Inc. resigned as of November 9, 2005, the effective date of the merger. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws
     On November 10, 2005, our newly appointed board of directors approved an amendment to our articles of incorporation, recommending a change of our name from Source Energy Corporation to “Innuity, Inc”. On November 10, 2005, shareholders representing the requisite number of votes necessary to approve an amendment to our articles of incorporation took action via written consent, approving the corporate name change. We have filed an application with the Secretary of State of the State of Utah to use Innuity as a fictitious name until such time as the amendment to our article of incorporation may be filed, which may not be not less than twenty days after we file and distribute a 14C information statement to our shareholders. On November 10, 2005, our board of directors adopted amended and restated bylaws, which are attached to this report as Exhibit 3.2.
Item 5.06 Change in Shell Company Status
     Reference is made to the disclosure set forth under Item 2.01 and Item 5.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.

     The financial statements of Vista.com, Inc. for the years ended December 31, 2004 and 2003, and for the six (6) months ended June 30, 2005 and 2004 (unaudited) are incorporated herein by reference to Exhibit 99.21 to this Current Report.
     The financial statements of Jadeon, Inc. for the years ended December 31, 2004 and 2003, and Unaudited Financial Statements for the three (3) months ended March 31, 2005 and 2004 (unaudited) are incorporated herein by reference to Exhibit 99.22 to this Current Report.
     The financial statements of 10x Marketing, LLC for the years ended December 31, 2004 and 2003, and for the three (3) months ended March 31, 2005 and 2004 (unaudited) are incorporated herein by reference to Exhibit 99.23 to this Current Report.
(b) Pro forma financial information.
     Our unaudited pro forma condensed combined balance sheet as of June 30, 2005 and our unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2005 and the year ended December 31, 2004 are incorporated herein by reference to Exhibit 99.24 to this Current Report. In accordance with (SFA 141), and the assumptions and adjustments described in the accompanying notes to our unaudited pro forma condensed combined financial statements, Vista.com is the accounting acquiror. Because Vista.com’s shareholders as a group retained 97.5% of the voting rights in the combined entity and Vista.com’s management represents the management of the combined entity, Vista.com was considered the acquiror for accounting purposes and will account for the transaction as a reverse acquisition.
     Our unaudited proforma condensed combined balance sheet aggregates the balance sheet of Source Energy and the balance sheet of Vista as of June 30, 2005, accounting for the transaction as a recapitalization of Vista with the issuance of shares for the net assets of Source and using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of June 30, 2005. The transaction was not completed as of June 30, 2005. The transaction was completed on November 9, 2005.
     Our unaudited proforma condensed combined statements of operations combine the results of operations of Vista, Jadeon, 10x Marketing and Source Energy for the six months ended June 30, 2005 and the year ended December 31, 2004 as if the transaction had occurred as of the January 1, 2004.
     The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of Source Energy, Vista, Jadeon, and 10x Marketing. These pro forma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.
(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 21, 2005, by and among Source Energy Corporation, a Utah Corporation, Vista Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Source Energy Corporation, and Vista.com, Inc., a Washington corporation. (1)

3.1	Articles of Incorporation of Source Energy Corporation, as amended. (2)

3.2	Amended and Restated Bylaws of Source Energy Corporation.

4.1	Form of Warrant to Purchase Common Stock.

Exhibit No.	Description
4.2	Form of Warrant to Purchase Common Stock.

4.3	Form of 8% Convertible Unsecured Promissory Note.

4.4	Registration Rights Agreement, dated as of June 6, by and among Vista.com, Inc. and certain parties listed therein.

16.1	Letter from Mantyla McReynolds.

99.1	Press release, dated November 10, 2004, regarding the completion of the merger between Vista.com, Inc. and Vista Acquisition Corp., a wholly-owned subsidiary of Source Energy Corporation.

99.2	Vista.com, Inc. 1999 Stock Option Plan, as amended.*

99.3	Form of Option for Purchase of Stock under Vista.com, Inc. 1999 Stock Option Plan.

99.4	Form of Common Stock Purchase Agreement.*

99.5	Stock Purchase Agreement dated as of May 17, 2005, entered into by and among Vista.com, Inc., Jadeon, Inc. and Mark LeMay.

99.6	Membership Interest Purchase Agreement, dated as of June 6, 2005, by and among Vista.com, Inc., 10x Marketing, LLC, Paul Allen, Richard Stauffer, Curtis Porritt and Tom Dalton.

99.7	Amended and Restated Assignment of Rights Agreement dated August 8, 2005, by and among Vista.com, Inc., Artesian Management, Inc. and other parties listed therein.

99.8	Lease Agreement dated as of December 23, 2003, entered into by and between Vista.com, Inc. and TIAA Realty, Inc., as amended as of February 28, 2005.

99.9	Standard Industrial/Commercial Single-Tenant Lease, dated as of August 1, 2003, by and between Bedford Investors and Jadeon, Inc.

99.10	Rental Agreement, dated as of May 26, 2004, by and between Samuel Lucido and Mark LeMay.

99.11	Lease, dated as of May 9, 2004, by and between Stoutt Executive Services, Inc. and Jadeon, Inc.

99.12	Lease dated June 6, 2003, by and between Jadeon, Inc. and Bryant Place.

99.13	Dated July 26, 2005, by and between 10x Marketing, LLC and TCU Properties II, LLC.

99.14	Loan and Security Agreement, dated as of February 18, 2005, entered into by and between Vista.com, Inc. and Comerica Bank, as amended.

99.15	Agreement dated December 16, 2004, as amended, by and between Vista.com, Inc. and BayHill Group, LC.*

99.16	Employment Agreement dated June 6, 2005, between Vista.com, Inc. and Curtis R. Porritt.*

99.17	Employment Agreement dated June 16, 2005, between Vista.com, Inc. and Mark LeMay.*

Exhibit No.	Description
99.18	Indemnification Agreement, dated November 9, 2005, by and among Vista.com, Inc., Source Energy Corporation, Craig Carpenter and Jenson Services, Inc.

99.19	Lease Option Agreement, dated November 9, 2005, by and between Source Energy Corporation and Craig Carpenter.

99.20	Securities Purchase Agreement dated September 24, 2003, by and between The SCO Group, Inc. and John R. Wall.

99.21	The financial statements of Vista.com, Inc. for the years ended December 31, 2004 and 2003, and for the six (6) months ended June 30, 2005 and 2004 (unaudited).

99.22	The financial statements of Jadeon, Inc. for the years ended December 31, 2004 and 2003, and for the three (3) months ended March 31, 2005 and 2004 (unaudited).

99.23	The financial statements of 10x Marketing, LLC for the years ended December 31, 2004 and 2003, and for the three (3) months ended March 31, 2005 and 2004 (unaudited).

99.24	Unaudited pro forma condensed combined balance sheet as of June 30, 2005 and unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2005 and the year ended December 31, 2004.

99.25	Subsidiaries of Source Energy Corporation.

99.26	Audit Committee Charter

(1)	Incorporated by reference to our Current Report on Form 8-K filed on October 24, 2005.

(2)	Incorporated by reference to our Form 10-SB registration statement filed on January 26, 2000.

*	Indicates a management contract or compensatory plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCE ENERGY CORPORATION
Dated: November 10, 2005	By:	/s/ John R. Wall
John R. Wall
Chief Executive Officer